EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

STRAYER EDUCATION, INC.,

CAPELLA EDUCATION COMPANY,

and

SARG SUB INC.

Dated as of October 29, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 29, 2017, by and among Capella Education Company, a Minnesota corporation (“Cardinal”), Strayer Education, Inc., a Maryland corporation (“Sarg”), and Sarg Sub Inc., a Minnesota corporation and a wholly owned subsidiary of Sarg (“Merger Sub”).

RECITALS

WHEREAS, each of Cardinal, Sarg and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Merger upon the terms and conditions set forth in this Agreement pursuant to which Merger Sub shall be merged with and into Cardinal, with Cardinal as the surviving entity in the Merger and becoming a wholly owned subsidiary of Sarg;

WHEREAS, the Boards of Directors of each of Cardinal, Sarg and Merger Sub have approved and declared advisable this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”) and the Transactions, including the Merger, and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement and the Plan of Merger;

WHEREAS, the Board of Directors of Sarg has, subject to Section 5.4, resolved to recommend the approval of the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter to the Sarg stockholders, and, following the execution and delivery of this Agreement, Sarg shall approve this Agreement and the Merger as the sole shareholder of Merger Sub;

WHEREAS, the Board of Directors of Cardinal has, subject to Section 5.4, resolved to recommend the approval of the Merger, this Agreement and the adoption of the Plan of Merger by the Cardinal shareholders;

WHEREAS, Cardinal, Sarg and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger.

(a)    At the Effective Time, Merger Sub shall be merged with and into Cardinal (the “Merger”) in accordance with the MBCA, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Cardinal shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned subsidiary of Sarg. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions.” References herein to “Cardinal” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.

(b)    The Merger shall have the effects specified in the applicable provisions of the MBCA. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Cardinal and Merger Sub, all as provided under the MBCA.

1.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834, at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Cardinal and Sarg shall agree; provided that if such date would make it reasonably unlikely for the parties to either (a) comply with any Educational Laws applicable on a post-Closing basis in order to obtain any Educational Consent or (b) satisfy conditions under applicable DOE regulations for continuing the effectiveness of any TPPPA, the Closing will take place on the first (1st) Business Day of the immediately following month, without regard to the Outside Date (unless Cardinal and Merger Sub mutually agree to an earlier date in writing). The date and time at which the Closing occurs is referred to herein as the “Closing Date.”

1.3    Effective Time.

(a)    On the Closing Date, Cardinal and Merger Sub shall file articles of merger relating to the Merger (the “Articles of Merger”) with the Secretary of State of Minnesota, executed and acknowledged in accordance with the relevant provisions of the MBCA.

(b)    The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Minnesota, or such later time as Sarg and Cardinal shall agree and specify in the Articles of Merger (such time as the Merger becomes effective being the “Effective Time”).

1.4    Charters and Bylaws.

(a)    Surviving Corporation Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated pursuant to the Merger in their entirety as set forth on Exhibit A, until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation immediately after the Effective Time shall be “Capella Education Company”. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation immediately after the Effective Time shall be “Capella Education Company”) until thereafter changed or amended as provided therein or by applicable Law.

(b)    Sarg Charter and Bylaws; Name. Subject to the receipt of the Sarg Stockholder Approval, at the Effective Time, the Sarg Charter (as in effect immediately prior to the Effective Time) shall be amended and restated in its entirety as set forth on Exhibit B (the “Amended Sarg Charter”), until thereafter changed or amended as provided therein or by applicable Law. The Sarg Board will take such action as is necessary in order that, as set forth in the Amended Sarg Charter, the name of Sarg from and after the Effective Time shall be “Strategic Education, Inc.”.

1.5    Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Surviving Corporation shall be designated by Sarg and (ii) the officers of the Surviving Corporation shall be designated by Sarg.

1.6    Directors and Officers of Sarg. Effective at the Effective Time, unless otherwise agreed by Sarg and Cardinal in writing, the Sarg Board shall take all necessary action to cause the size of the Sarg Board to be increased to twelve (12) directors in order to appoint, as of the Effective Time, nine (9) directors to be designated, prior to the consummation of the Merger, by Sarg and three (3) directors to be designated, prior to the consummation of the Merger, by Cardinal pursuant to the procedure set forth in the following sentence (such designees of Cardinal, the “Additional Board Designees”). The Additional Board Designees shall consist of (i) the chief executive officer of Cardinal as of the date of this Agreement and (ii) two (2) additional designees (or, if clause (i) is not applicable, three (3) designees) who are currently members of the Cardinal Board recommended by the chief executive officer of Cardinal or the Cardinal Board (if clause (i) is not applicable) to the Sarg Board and the nominating and corporate governance committee of the Sarg Board for approval, such approval not to be unreasonably withheld. Prior to the 2019 annual meeting of Sarg stockholders, Sarg and the Sarg Board shall not take any actions to increase the size of the Sarg Board to more than twelve (12) directors without the consent of a majority of the Additional Board Designees. Effective at the Effective Time, unless otherwise agreed by Sarg and Cardinal in writing, Sarg shall take all necessary action to cause (i) Robert S. Silberman to continue as executive chairman of the Sarg Board, (ii) J. Kevin Gilligan to be appointed to act as the vice chairman of the Sarg Board, (iii) Karl McDonnell to continue as the President and Chief Executive Officer of Sarg, (iv) Steven L. Polacek to be appointed as the Chief Integration/Transition Officer of Sarg and (v) one Additional Board Designee to be appointed to the compensation committee of the Sarg Board. The Sarg Board shall nominate the Additional Board Designees for election at (i) if the Effective Time is prior to the 2018 annual meeting of Sarg stockholders, then the 2018 annual meeting of Sarg stockholders or (ii) if the Effective Time is after the 2018 annual meeting of Sarg stockholders, then the 2019 annual meeting of Sarg stockholders. In the event that any of the Additional Board Designees becomes unable to serve as a member of the Sarg Board and resigns therefrom due to such person’s death or disability prior to the 2019 annual meeting of Sarg stockholders, then a replacement to fill the resulting vacancy on the Sarg Board shall be recommended by the remaining Additional Board Designees to the Sarg Board and the nominating and corporate governance committee of the Sarg Board for approval, such approval not to be unreasonably withheld.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1    Effect on Capital Stock of Cardinal and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Sarg, Merger Sub or any holder of any shares of Cardinal common stock, $0.01 par value per share (“Cardinal Common Stock”):

(a)    All shares of Cardinal Common Stock that are owned by Cardinal, Sarg, Merger Sub or any wholly owned Subsidiary of Cardinal, Sarg or Merger Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Subject to Section 2.1(a), Section 2.3, Section 2.4 and Section 2.6, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of Sarg common stock, $0.01 par value per share (“Sarg Common Stock”), equal to the Exchange Ratio and cash in lieu of fractional shares of Sarg Common Stock as contemplated by Section 2.4. The shares of Sarg Common Stock to be issued upon the conversion of shares of Cardinal Common Stock pursuant to this Section 2.1, and the cash payable in lieu of fractional shares of Sarg Common Stock as contemplated by Section 2.4, are referred to collectively as the “Merger Consideration.” For purposes of this Agreement, “Exchange Ratio” means 0.875.

(c)    All of the outstanding shares of Cardinal Common Stock shall be converted into the right to receive the Merger Consideration pursuant to this Section 2.1 and shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Cardinal Common Stock (a “Cardinal Certificate”) or shares of Cardinal Common Stock held in book entry form (“Cardinal Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration to which such holder is entitled pursuant to this Agreement, upon surrender of such Cardinal Certificate or Cardinal Book-Entry Share in accordance with the terms of this Agreement.

(d)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Surviving Corporation.

2.2    Effect on Sarg Common Stock. At the Effective Time, each share of Sarg Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of Sarg Common Stock owned by Surviving Corporation or any wholly owned Subsidiary of Surviving Corporation shall be surrendered to Sarg and cancelled without payment therefor.

2.3    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Cardinal Common Stock or Sarg Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Cardinal Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.4    Fractional Shares. No certificates or scrip representing fractional shares of Sarg Common Stock shall be issued upon the conversion of Cardinal Common Stock pursuant to Section 2.1, no dividend or distribution with respect to Sarg Common Stock shall be payable on or with respect to any such fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Sarg. Notwithstanding any other provision of this Agreement, each holder of shares of Cardinal Common Stock that are converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Sarg Common Stock (after taking into account all shares of Cardinal Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the VWAP of Sarg Common Stock. The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Sarg of issuing fractional shares and does not represent separately bargained-for consideration.

2.5    Exchange of Certificates and Book-Entry Shares

(a) Prior to the dissemination of the Joint Proxy Statement to the shareholders of Cardinal and the stockholders of Sarg, Sarg shall appoint its transfer agent to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Sarg shall deposit or shall cause to be deposited, in trust for the benefit of the holders of Cardinal Common Stock, with the Exchange Agent for exchange in accordance with this Article 2, (i) a number of shares of Sarg Common Stock equal to the total number of shares of Sarg Common Stock issuable pursuant to Section 2.1 and (ii) cash sufficient to make payments (x) of any dividends or other distributions declared or made prior to the Effective Time with a record date after the Effective Time to such holders and (y) in lieu of any fractional shares of Sarg Common Stock pursuant to Section 2.4 (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Sarg Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.4 hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. As promptly as practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Sarg shall cause the Exchange Agent to mail to each holder of record of a Cardinal Certificate or Cardinal Book-Entry Share, in each case which shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Cardinal Certificates shall pass, only upon delivery of the Cardinal Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Cardinal, Sarg and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Cardinal Certificates or Cardinal Book-Entry Shares in exchange for the Merger Consideration, as applicable. With respect to holders of Cardinal Book-Entry Shares, the parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to transmit, following the Effective Time, to such holders or their nominees, upon surrender of Cardinal Common Stock, the Merger Consideration and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Upon surrender of Cardinal Certificates and Cardinal Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sarg and Cardinal, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Cardinal Certificates or Cardinal Book-Entry Shares, the holder of such Cardinal Certificates or Cardinal Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Cardinal Common Stock formerly represented by such Cardinal Certificates and for each Cardinal Book-Entry Share. Any Cardinal Certificates and Cardinal Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Cardinal Certificate is registered, it shall be a condition precedent to payment that the Cardinal Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the Merger Consideration, as applicable, to a Person other than the registered holder of the Cardinal Certificate so surrendered and shall have established to the satisfaction of Sarg that such Taxes either have been paid or are not required to be paid. Delivery of the Merger Consideration, as applicable, with respect to Cardinal Book-Entry Shares shall only be made to the Person in whose name such Cardinal Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Cardinal Certificate or Cardinal Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as provided in this Agreement.

(c)    Transfer Books. At the Effective Time, the stock transfer books of Cardinal shall be closed and thereafter there shall be no further registration of transfers of shares of Cardinal Common Stock on the records of Cardinal. From and after the Effective Time, the holders of Cardinal Certificates and Cardinal Book-Entry Shares representing shares of Cardinal Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Cardinal Certificates representing shares of Cardinal Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Agreement.

(d)    Termination of Fund; Abandoned Property. At any time following twelve (12) months after the Closing Date, Sarg shall be entitled to require the Exchange Agent to deliver to it any shares of Sarg Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Cardinal Certificates or Cardinal Book-Entry Shares, and thereafter such holders shall be entitled to look only to Sarg (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Cardinal Certificates or Cardinal Book-Entry Shares and compliance with the procedures in Section 2.5. If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Cardinal Certificates or Cardinal Book-Entry Shares has not complied with the procedures in Section 2.5 to receive the Merger Consideration to which such holder would otherwise be entitled, the Merger Consideration to which such holder would otherwise be entitled in respect of such Cardinal Certificates or Cardinal Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Sarg, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Sarg nor the Exchange Agent shall be liable to any holder of a Cardinal Certificate or Cardinal Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Cardinal Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Cardinal Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(b) hereof; provided, however, that Sarg or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed Cardinal Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Sarg, the Surviving Corporation or the Exchange Agent with respect to the Cardinal Certificates alleged to have been lost, stolen or destroyed.

(f)    Distributions with Respect to Unexchanged Cardinal Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Sarg Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Cardinal Certificate or Cardinal Book-Entry Share with respect to the shares of Sarg Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Cardinal Certificate or Cardinal Book-Entry Share shall surrender such Cardinal Certificate or Cardinal Book-Entry Share in accordance with this Agreement. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Cardinal Certificate, there shall be paid by Sarg to the holder of the certificates representing whole shares of Sarg Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Sarg Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sarg Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Sarg Common Stock.

2.6    Cardinal Stock Options and Stock-Based Awards.

(a)    Treatment of Cardinal Stock Options.

(i)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Cardinal Common Stock (a “Cardinal Stock Option”) granted under (i) the Cardinal 2005 Stock Incentive Plan (the “Cardinal 2005 Stock Plan”) or (ii) the Cardinal 2014 Equity Incentive Plan (the “Cardinal 2014 Equity Plan” and together with the Cardinal 2005 Stock Plan, the “Cardinal Stock Plans”) to a Cardinal non-employee director who will not be a member of the Board of Directors of Sarg immediately following the Effective Time (a “Cardinal Director Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Merger Consideration that would have been payable in respect of each Net Company Share in respect of such Cardinal Director Stock Options had such Net Company Share been outstanding immediately prior to the Effective Time; provided, however, that (A) any holder who would otherwise have been entitled to receive a fraction of a share of Sarg Common Stock in respect of a Cardinal Director Stock Option shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Sarg Common Stock multiplied by the VWAP of Sarg Common Stock and (B) any Cardinal Director Stock Option that has an exercise price that is equal to or greater than the Merger Consideration Value shall be cancelled at the Effective Time for no consideration. Any delivery of shares of Sarg Common Stock or cash in lieu thereof pursuant to this Section 2.6(a)(i) shall be subject to the same procedures, requirements and conditions as applicable to the Merger Consideration pursuant to this Agreement.

(ii)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal Stock Option granted under the Cardinal Stock Plans to a former Cardinal employee, director or consultant (a “Cardinal Non-Employee Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Net Company Shares in respect of the applicable Cardinal Non-Employee Stock Option had such Net Company Shares been outstanding immediately prior to the Effective Time, and (B) the VWAP of Sarg Common Stock; provided, however, that any Cardinal Non-Employee Stock Option that has an exercise price that is equal to or greater than the Merger Consideration Value shall be cancelled at the Effective Time for no consideration. Any delivery of cash pursuant to this Section 2.6(a)(i) shall be subject to the same procedures, requirements and conditions as applicable to the Merger Consideration pursuant to this Agreement.

(iii)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal Stock Option other than a Cardinal Director Stock Option and a Cardinal Non-Employee Stock Option (each, a “Cardinal Employee Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Sarg and shall be converted into an option (a “Sarg Stock Option”) to acquire shares of Sarg Common Stock in accordance with this Section 2.6(a)(iii). Each such Sarg Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Cardinal Employee Stock Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). As of the Effective Time, each such Sarg Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Sarg Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cardinal Common Stock subject to such Cardinal Employee Stock Option and (ii) the Exchange Ratio, at an exercise price per share of Sarg Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Cardinal Common Stock of such Cardinal Employee Stock Option by (y) the Exchange Ratio; provided, that the exercise price and the number of shares of Sarg Common Stock subject to the Sarg Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Cardinal Employee Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)    Treatment of Cardinal Restricted Stock Units.

(i)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit (including “market stock unit” and “performance stock unit”) award granted under the applicable Cardinal Stock Plan covering Cardinal Common Stock, including any such awards subject to vesting based on the achievement of any performance goals or market-based conditions, (each, a “Cardinal RSU”) to a Cardinal non-employee director (a “Cardinal Director RSU”) that is outstanding immediately prior to the Effective Time shall become vested in full.

(ii)    Subject to Section 2.6(b)(iii) below, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal RSU that is outstanding immediately prior to the Effective Time shall be assumed by Sarg and shall be converted into a restricted stock unit award (a “Sarg RSU”) to acquire Sarg Common Stock in accordance with this Section 2.6. Each such Sarg RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Cardinal RSU immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions), including, without limitation, to the extent applicable, the requirement to deliver shares of Sarg Common Stock in respect thereof to the extent that the holder of such Sarg RSU made a valid deferral election to defer settlement of such Sarg RSU upon the occurrence of a “change in control event” or a “separation from service”, as applicable. As of the Effective Time, each such Sarg RSU as so assumed and converted shall be a restricted stock unit award for that number of shares of Sarg Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cardinal Common Stock underlying such Cardinal RSU multiplied by (ii) the Exchange Ratio.

(c)    Prior to the Effective Time, Cardinal shall take all necessary action for the adjustment of Cardinal Employee Stock Options and Cardinal RSUs under this Section 2.6.

(d)    At the Effective Time, Sarg shall assume all the obligations of Cardinal under the Cardinal Stock Plans, each Sarg Stock Option and Sarg RSU that is assumed and converted in accordance with this Section 2.6, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Cardinal Stock Plan shall be adjusted to reflect shares of Sarg Common Stock in accordance with the provisions of the applicable Cardinal Stock Plan. Sarg shall reserve for future issuance a number of shares of Sarg Common Stock at least equal to the number of shares of Sarg Common Stock that will be subject to Sarg Stock Options and Sarg RSUs as a result of the actions contemplated by this Section 2.6. Not later than the Closing Date, Sarg shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Sarg Common Stock subject to such Sarg Stock Options and Sarg RSUs and shall, as soon as reasonably practicable thereafter, distribute a prospectus relating to such Form S-8, and Sarg shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Sarg Stock Options and Sarg RSUs remain outstanding.

(e)    As soon as practicable following the date of this Agreement, Cardinal shall take all actions with respect to the Cardinal ESPP that are necessary to provide that, subject to the consummation of the Merger, the Cardinal ESPP shall terminate, effective immediately prior to the Effective Time.

2.7    Withholding.

The parties shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, including any payments made pursuant to Section 2.6 hereof, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. The parties or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to Cardinal upon becoming aware of any such withholding obligation and shall cooperate with Cardinal to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cardinal Common Stock, Cardinal Stock Option and/or Cardinal RSU in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SARG AND MERGER SUB

Except (a) as set forth in the Sarg Disclosure Schedule and (b) as otherwise disclosed or identified in the Sarg SEC Documents publicly filed or furnished after January 1, 2017 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Sarg SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Sarg SEC Document), Sarg and Merger Sub hereby represent and warrant to Cardinal as follows:

3.1    Corporate Organization. Sarg is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Sarg’s Subsidiaries, including Merger Sub, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. Each of Sarg and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. The copies of the charter of Sarg (the “Sarg Charter”), and Amended and Restated Bylaws of Sarg (the “Sarg Bylaws”), as most recently filed with the Sarg SEC Documents, and the articles of incorporation and bylaws of Merger Sub previously provided to Cardinal, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Sarg is not in material violation of any of the provisions of the Sarg Charter or Sarg Bylaws.

3.2    Sarg Capitalization.

(a)    The authorized capital stock of Sarg consists of twenty million (20,000,000) shares of Sarg Common Stock and eight million (8,000,000) shares of preferred stock, par value $0.01 per share (“Sarg Preferred Stock”). As of the close of business on October 26, 2017, (i) 10,701,107 shares of Sarg Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 100,000 shares of Sarg Common Stock were issuable upon exercise of Sarg Stock Options granted under the Sarg 2011 Equity Compensation Plan, as amended (the “Sarg 2011 Plan”) or the Sarg 2015 Equity Compensation Plan (the “Sarg 2015 Plan” and, together with the Sarg 2011 Plan, the “Sarg Stock Plans”), with such Sarg Stock Options having a weighted average exercise price of $51.95, (iii) 155,454 shares of time-vesting restricted Sarg Common Stock (“Sarg Restricted Stock Awards”) granted under the Sarg Stock Plans, (iv) 310,864 shares of performance-based vesting restricted Sarg Common Stock (“Sarg Performance Restricted Stock Awards”) granted under the Sarg Stock Plans, (v) no shares of Sarg Common Stock underlying time-vesting Sarg RSUs granted under the Sarg Stock Plans, (vi) 250,000 shares of Sarg Common Stock underlying performance-vesting Sarg RSUs (“Sarg Performance Units”) granted under the Sarg Stock Plans and (vii) no shares of Sarg Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business on October 26, 2017, (x) Sarg does not have any capital stock or other Equity Interests authorized, issued or outstanding and (y) except for Sarg Stock Options, Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs and Sarg Performance Units, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Sarg or any of its Subsidiaries is a party or by which Sarg or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Sarg or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating Sarg or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries. Since the close of business on October 26, 2017, Sarg has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in the second sentence of this Section 3.2(a) or otherwise as expressly permitted pursuant to Section 5.1(b). Sarg has previously provided Cardinal with a true and complete list, as of October 26, 2017, of each outstanding Sarg Stock Option, Sarg Restricted Stock Award, Sarg Performance Restricted Stock Award, Sarg RSU and Sarg Performance Unit and, with respect to each such award, the number of shares underlying the award, the applicable vesting schedule (including performance-vesting goals) and, with respect to Sarg Stock Options, such option’s exercise price and expiration date and whether such option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. All shares of Sarg Common Stock subject to issuance under the Sarg Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Sarg having the right to vote on any matters on which stockholders of Sarg may vote. Neither Sarg nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Sarg or any of its Subsidiaries.

(b)    Except with respect to Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs and Sarg Performance Units, there are no outstanding contractual obligations of Sarg or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Sarg Common Stock or any capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries.

(c)    Section 3.2(c) of the Sarg Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Sarg, and the authorized, issued and outstanding Equity Interests and the jurisdiction of organization of each such Subsidiary. Except for Merger Sub and except as set forth in Section 3.2(c) of the Sarg Disclosure Schedule, none of Sarg or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Sarg is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Sarg or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Sarg or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Sarg or any other Person, other than guarantees by Sarg of any indebtedness or other obligations of any wholly owned Subsidiary of Sarg.

3.3    Authority; Execution and Delivery; Enforceability.

(a)    Each of Sarg and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Sarg Stockholder Approval, to consummate the Transactions applicable to such party. The execution and delivery by each of Sarg and Merger Sub of this Agreement, the performance and compliance by Sarg and Merger Sub with each of its obligations herein and the consummation by Sarg and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Sarg and Merger Sub, subject to receipt of the Sarg Stockholder Approval and to the adoption of this Agreement by Sarg as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Sarg or Merger Sub and no shareholder votes are necessary to authorize this Agreement or the consummation by Sarg and Merger Sub of the Transactions to which it is a party. Each of Sarg and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Cardinal of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)    The Board of Directors of Sarg (the “Sarg Board”), at a meeting duly called and held, unanimously adopted resolutions, which have not been amended or withdrawn, (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger, the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter and the other Transactions are advisable to, and in the best interests of, Sarg and its shareholders, (iii) directing that the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter be submitted to the stockholders of Sarg for approval, and (iv) recommending that Sarg stockholders approve the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter (the “Sarg Recommendation”).

(c)    Assuming the accuracy of the representations and warranties in Section 4.21, to the Knowledge of Sarg, no takeover, anti-takeover, business combination, control share acquisition or similar Law (collectively, “Takeover Laws”) applies to the Merger or the other Transactions. The only vote of holders of any class or series of Sarg Common Stock or other Equity Interests of Sarg necessary to consummate the Transactions is (i) the approval of the Sarg Share Issuance by the affirmative vote of a majority of the votes cast thereon at the Sarg Stockholders Meeting, and (ii) the approval of the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of Sarg Common Stock at the Sarg Stockholders Meeting (the “Sarg Stockholder Approval”). No other vote of the holders of Sarg Common Stock or any other Equity Interests of Sarg is necessary to consummate the Transactions.

3.4    No Conflicts.

(a)    The execution and delivery of this Agreement by Sarg and Merger Sub does not and will not, and the performance of this Agreement by Sarg and Merger Sub and the consummation of the Transactions will not, (i) assuming the Sarg Stockholder Approval is obtained, conflict with or violate any provision of the Sarg Charter or the Sarg Bylaws or any equivalent organizational documents of any Subsidiary of Sarg, including Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sarg or any of its Subsidiaries, including Merger Sub, or by which any property or asset of Sarg or any of its Subsidiaries, including Merger Sub, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Sarg or any of its Subsidiaries, including Merger Sub, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Sarg and Merger Sub do not and will not, and the consummation by Sarg and Merger Sub of the Transactions and compliance by Sarg and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act, (iii) the filing of the Articles of Merger as required by the MBCA or any other filings and approvals required by the MBCA, (iv) the filing of the Amended Sarg Charter as required by MGCL or any other filings and approvals required by the MGCL, (v) such filings as may be required in connection with any Taxes and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect.

(c)    Except for the Educational Consents set forth in Section 3.4(c) of the Sarg Disclosure Schedule, which schedule shall identify the Educational Consents to be obtained prior to Closing by Sarg, if any (the “Sarg

Pre-Closing Educational Consents”), and the Educational Consents to be obtained following Closing, no material filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Sarg or any of its Subsidiaries or any Sarg School with, nor are any required to be obtained by Sarg or any of its Subsidiaries or any Sarg School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by Sarg or any of its Subsidiaries or the consummation of the Merger or the other Transactions.

3.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    Sarg has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Sarg with the SEC under the Securities Act or the Exchange Act since January 1, 2015 (the “Sarg SEC Documents”). None of the Subsidiaries of Sarg is required to make or makes any filings with the SEC.

(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Sarg SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sarg SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The consolidated financial statements of Sarg included in the Sarg SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Sarg’s accountants with respect thereto (the “Sarg SEC Financial Statements”), as of their respective dates of filing with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Sarg SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of Sarg (on a consolidated basis) as of the respective dates of and for the periods referred to in the Sarg SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Sarg SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Sarg and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Sarg SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than Sarg and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Sarg. Except as required by GAAP, Sarg has not, between June 30, 2017 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2017.

(d)    Sarg is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)    Sarg has made available to Cardinal true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2015 relating to the Sarg SEC Documents and all written responses of Sarg thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. To the Knowledge of Sarg, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Sarg SEC Documents and none of the Sarg SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Sarg, pending or threatened, in each case regarding any accounting practices of Sarg.

(f)    Sarg has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Sarg’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Sarg in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Sarg’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Sarg’s management has completed an assessment of the effectiveness of Sarg’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Sarg SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Sarg’s management’s most recently completed evaluation of Sarg’s internal control over financial reporting prior to the date hereof, (i) Sarg had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Sarg’s ability to record, process, summarize and report financial information and (ii) Sarg does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Sarg’s internal control over financial reporting. Since January 1, 2015, none of Sarg, Sarg’s auditors, the Sarg Board or the audit committee of the Sarg Board has received any written (or to the Knowledge of Sarg, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Sarg or its Subsidiaries, or their respective internal accounting controls or any other matter set forth in the immediately preceding sentence.

(g)    Sarg and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Sarg’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Sarg SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Sarg SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect.

3.6    Absence of Certain Changes or Events. Since December 31, 2016 and through the date of this Agreement, (a) Sarg and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Sarg Material Adverse Effect.

3.7    Information Supplied. None of the information supplied or to be supplied by Sarg or Merger Sub for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Sarg in connection with the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Cardinal Common Stock and Sarg Common Stock and at the time of each of the Cardinal Shareholders Meeting and Sarg Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Sarg or Merger Sub to such portions thereof that relate expressly to Cardinal or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Cardinal for inclusion or incorporation by reference therein). The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

3.8    Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries or any of their respective assets, rights or properties or any of the directors or officers of Sarg, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect. Neither Sarg nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect. This section does not cover the matters subject to Section 3.18, which are solely the subject of that section.

3.9    Compliance with Laws.

(a)    (i) Sarg and its Subsidiaries are in compliance, and for the past five (5) years have been in compliance, with all Laws and Orders applicable to Sarg or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Sarg or its Subsidiaries), and (ii) neither Sarg nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Sarg or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

(b)    Sarg and each of its Subsidiaries (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable United States and foreign Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Sarg, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Sarg or any of its Subsidiaries of the FCPA or any other United States or foreign Laws concerning corrupting payments and (iii) during the past five (5) years have had an FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Sarg and its Subsidiaries with the FCPA and any other applicable United States or foreign Laws concerning corrupting payments.

(c)    To the Knowledge of Sarg, none of Sarg or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way, in each case, in violation of the FCPA or any other United States or foreign Laws concerning corrupting payments.

(d)    To the Knowledge of Sarg, during the past five (5) years, Sarg and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Sarg or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Sarg and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)    To the Knowledge of Sarg, during the past five (5) years, none of Sarg or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the target of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC), in the case of each of clauses (i) and (ii) in violation of applicable U.S. and non-U.S. Laws relating to economic or trade sanctions.

3.10    Permits. Sarg and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) the operation of the business of Sarg and its Subsidiaries as currently conducted is not, and has not been since January 1, 2015, in violation of, nor is Sarg or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Sarg or its Subsidiaries), and (ii) to the Knowledge of Sarg, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Sarg, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect. Since January 1, 2015, neither Sarg nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Sarg, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Sarg Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Sarg or any of its Subsidiaries), maintained, sponsored or contributed to by Sarg or any of its Subsidiaries, or under which Sarg or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements (each a “Sarg Benefit Plan”). Neither Sarg, nor to the Knowledge of Sarg, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Sarg Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Sarg Benefit Plan or (ii) adopt any new Sarg Benefit Plan.

(b)    With respect to each Sarg Benefit Plan, Sarg has made available to Cardinal a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements and (v) any material written communications to or from any Governmental Entity, or any material notices to or from any Governmental Entity, addressing any matter involving actual or potential material liability relating to a Sarg Benefit Plan.

(c)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each Sarg Benefit Plan has been established, funded and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Sarg Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Sarg SEC Documents prior to the date of this Agreement. With respect to the Sarg Benefit Plans, no event has occurred and, to the Knowledge of Sarg, there exists no condition or set of circumstances which would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect.

(d)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect or otherwise result in any criminal or quasi-criminal Proceedings: (i) each Sarg Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Sarg Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Sarg’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Sarg Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any Sarg Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Sarg is threatened, against or with respect to any Sarg Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect, all contributions or other amounts payable by Sarg or its Subsidiaries pursuant to each Sarg Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.

(f)    No Sarg Benefit Plan, and none of Sarg, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, has at any time maintained or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No material liability under Title IV of ERISA has been incurred by Sarg, any Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Sarg, any Subsidiary or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of Sarg or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(g)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Sarg or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Sarg Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as required by Law, no Sarg Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in combination with any other event, including a termination of employment following the Effective Time) will (i) entitle any current or former employee, consultant, director or other service provider to a bonus, severance or change in control payment; or (ii) entitle any current or former employee, consultant, director or other service provider of Sarg or any of its Subsidiaries to any payment; (iii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect, each Sarg Benefit Plan has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder or an available exemption therefrom. There is no agreement, plan, Contract or other arrangement to which Sarg is a party or by which it is otherwise bound to compensate any Person for excise or additional Taxes pursuant to Section 409A or Section 4999 of the Code.

(k)    No Sarg Benefit Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

3.12    Employee and Labor Matters.

(a)    Neither Sarg nor any of its Subsidiaries is or has since January 1, 2015 been a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Sarg or any of its Subsidiaries has since January 1, 2015 made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sarg, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Sarg nor any Subsidiary has since January 1, 2015 engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Sarg or any of its Subsidiaries (the “Sarg Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Sarg Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. There is no and there has since January 1, 2015 been no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Sarg, threatened against or affecting Sarg or any Subsidiary.

(b)    Sarg and its Subsidiaries are and have been in compliance with all collective bargaining agreements or labor Contracts to or by which Sarg or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment Retraining and Notification Act, and any similar state or local Law (collectively, the “WARN Act”)), affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

(c)    To the Knowledge of Sarg, no Sarg Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Sarg or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Sarg Material Adverse Effect.

3.13    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect:

(a)    Sarg and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and all such Environmental Permits are in good standing, and (iii) is in compliance with their respective Environmental Permits.

(b)    There are not now and have not been any Hazardous Materials used, generated, treated, stored, transported or Released at, on or under any Sarg Real Property except in compliance with applicable Environmental Laws.

(c)    There are no Environmental Claims pending, nor to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries, and none of Sarg or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(d)    None of Sarg or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of Sarg threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14    Real Property.

(a)    Section 3.14(a) of the Sarg Disclosure Schedule sets forth a true and complete list of all real property and interest in real property owned by Sarg or any of its Subsidiaries (collectively, the “Sarg Owned Real Property”) and the address for each Sarg Owned Real Property. Sarg or its Subsidiaries, as the case may be, holds good, valid, legal and marketable fee title to the Sarg Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)    Section 3.14(b) of the Sarg Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by Sarg or any of its Subsidiaries (collectively, the “Sarg Leased Real Property”) and (ii) the address for each parcel of Sarg Leased Real Property. Sarg or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Sarg Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)    The Sarg Owned Real Property and the Sarg Leased Real Property are referred to collectively herein as the “Sarg Real Property.” The Sarg Real Property constitutes all real property necessary for the conduct of the business of Sarg and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) each parcel of Sarg Real Property is in compliance with all existing Laws applicable to such Sarg Real Property, and (ii) neither Sarg nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Sarg’s Knowledge there are no such Proceedings threatened, affecting any portion of the Sarg Real Property and neither Sarg nor any of its

Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding, and to the Knowledge of Sarg there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Sarg Real Property. Neither Sarg nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Sarg Real Property or any portion thereof. Neither Sarg nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the Sarg Real Property or portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each Sarg Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the Sarg Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

3.15    Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect:

(i)    all Tax Returns that are required to be filed by or with respect to Sarg or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)    Sarg and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Sarg and its Subsidiaries;

(iii)    there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Sarg or any of its Subsidiaries;

(iv)    neither Sarg nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v)    neither Sarg nor any of its Subsidiaries has (a) constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) in the two years prior to the date of this Agreement or, (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (b) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(vi)    none of Sarg or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Sarg or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vii)    there are no Liens for Taxes upon any property or assets of Sarg or any of its Subsidiaries, except for Permitted Liens; and

(viii)    neither Sarg nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)    Neither Sarg nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16    Material Contracts.

(a)    All Contracts required to be filed as exhibits to the Sarg SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Sarg Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Sarg Benefit Plans, to which Sarg or any of its Subsidiaries is a party or by which Sarg or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    any Contract that materially limits the ability of Sarg or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

(iii)    any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)    any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v)    any license (including sublicense), option, development or collaboration agreement or other Contract relating to Sarg Material Intellectual Property (excluding (A) license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and for which any one-time amounts and the aggregate annual amounts paid or payable to or by Sarg or any of its Subsidiaries related to such agreement are less than $1,000,000, (B) excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business, and (C) non-exclusive licenses granted to customers in the ordinary course of business);

(vi)    any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Sarg or any of its Subsidiaries is subject;

(vii)    any Contract with any of Sarg’s suppliers involving a dollar volume of purchases by Sarg in excess of $1,000,000 during the twelve (12) months ended June 30, 2017 (including purchasing agreements and group purchasing agreements);

(viii)    any Contract with any of Sarg’s customers involving a dollar volume of spending by the customer in excess of $1,000,000 during the twelve (12) months ended June 30, 2017;

(ix)    any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(x)    any material lease, sublease, occupancy agreement or other Contract with respect to the Sarg Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date,

(xi)    any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sarg or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

(xii)    any acquisition or divestiture agreement (A) entered into in the past five years with a purchase price in excess of $1,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $1,000,000 (including indemnification obligations) that have not been satisfied in full;

(xiii)    any agreement that by its terms limits the payment of dividends or other distributions by Sarg or any of its Subsidiaries;

(xiv)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Sarg or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Sarg and any of its Subsidiaries in excess of $1,000,000 annually;

(xv)    any Contract with any Governmental Entity or Educational Agency reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(xvi)    any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement;

(xvii)    any Contract with a labor union, works council or labor organization; or

(xviii)    any Contract that is for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $750,000.

(b)    Sarg has heretofore made available to Cardinal true, correct and complete copies of the Contracts set forth in Section 3.16(a).

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Sarg Disclosure Schedule or filed or required to be filed as exhibits to the Sarg SEC Documents (the “Sarg Material Contracts”) are valid, binding and in full force and effect and are enforceable by Sarg or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Sarg, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Sarg Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Sarg, no other party to any Sarg Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Sarg nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Sarg Material Contract, and (iv) neither Sarg nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sarg Material Contract.

3.17    Intellectual Property.

(a)    Section 3.17(a) of the Sarg Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) material internet domain name registrations, in each case that are owned by Sarg or any of its Subsidiaries (collectively, the “Sarg Registered Intellectual Property”). With respect to each item required to be listed in Section 3.17(a) of the Sarg Disclosure Schedule, (A) either Sarg or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) to the Knowledge of Sarg, no Proceeding is pending or threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of Sarg Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.17(a) of the Sarg Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments and (z) remains in full force and effect, and each item of Sarg Registered Intellectual Property that is shown as registered or issued is, to the Knowledge of Sarg, valid and enforceable.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each of Sarg and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Sarg and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by Sarg, nor the performance of this Agreement by Sarg, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Sarg or any of its Subsidiaries in any Sarg Material Intellectual Property. No Sarg Material Intellectual Property owned by Sarg or any of its Subsidiaries is subject to any outstanding consent, settlement, or Order prohibiting or restricting Sarg’s or any of its Subsidiaries’ use, ownership, disposition or other exploitation thereof.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, neither Sarg nor any of its Subsidiaries nor the conduct of their businesses is, or was during the past three (3) years, infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person. Neither Sarg nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Sarg or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), in each case that would be material and adverse to Sarg and its Subsidiaries, taken as a whole. To the Knowledge of Sarg, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Sarg or any of its Subsidiaries. Neither Sarg nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation with respect to any Sarg Material Intellectual Property.

(d)    Sarg and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“Sarg Material Intellectual Property”). All Sarg Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Sarg, there has been no unauthorized use or disclosure of any confidential Sarg Material Intellectual Property. To the Knowledge of Sarg, all former and current officers, directors, employees, consultants, advisors, and independent contractors of Sarg and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Sarg Material Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Sarg or one of its Subsidiaries or predecessors, vesting ownership of such Sarg Material Intellectual Property in Sarg or one of its Subsidiaries, without any restrictions or obligations on Sarg or its Subsidiaries’ use, ownership, disposition or other exploitation of such Sarg Material Intellectual Property. No such Person has asserted, and to the Knowledge of Sarg, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Sarg Material Intellectual Property.

(e)    The IT Assets of Sarg and its Subsidiaries (i) are sufficient for the needs of their businesses in all material respects (including with respect to the number of license seats) and (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Sarg and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed such that it resulted in a disruption to the conduct of the business. Sarg and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Sarg and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets. To the Knowledge of Sarg, there have not been any incidents of security breaches to, or other material unauthorized access to or use of, (i) any of its IT Assets (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of Sarg or any of its Subsidiaries, including any business information and/or personally-identifying information or data of any Person.

(f)    No software included in the Sarg Material Intellectual Property, which is distributed to any third party by or on behalf of Sarg or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Sarg or its Subsidiaries have current plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Sarg’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law. With respect to each item of software included in the Sarg Material Intellectual Property, either Sarg or one of its Subsidiaries is (or will be at Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such software, subject to any licenses granted to third parties therein.

3.18    Educational Regulatory Matters.

(a)    Set forth in Section 3.18(a) of the Sarg Disclosure Schedule is a list of each Educational Approval issued to or held by a Sarg School that is in effect as of the date of this Agreement.

(b)    Since January 1, 2015 (the “Compliance Date”):

(i)    Each Title IV Sarg School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations and since the Compliance Date Sarg has complied in all material respects with all Laws, DOE regulations and Educational Agency requirements applicable to its closed locations except as set forth in Section 3.18(b)(i) of the Sarg Disclosure Schedule. Each Sarg School that is not a Title IV Sarg School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Sarg Material Adverse Effect.

(ii)    Each Title IV Sarg School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

(iii)    Each Sarg School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Sarg Material Adverse Effect.

(iv)    Each Title IV Sarg School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(v)    Except as set forth in Section 3.18(b)(v) of the Sarg Disclosure Schedule, Sarg has been conducting the operations of Sarg and the Sarg Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(vi)    Each Title IV Sarg School has complied, in all material respects, with the definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(vii)    Except as set forth in Section 3.18(b)(vii) of the Sarg Disclosure Schedule, neither Sarg nor any Subsidiary nor any Sarg School has received notice that any of its material Educational Approvals will not be renewed.

(viii)    Except as set forth in Section 3.18(b)(viii) of the Sarg Disclosure Schedule, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any material Educational Approval, or to require any Sarg School to show cause why any material Educational Approval should not be revoked.

(ix)     No Title IV Sarg School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

(x)     Each educational program offered by a Title IV Sarg School as a Title IV -eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(xi)     Sarg and each Sarg School has been in compliance with all applicable Laws pertaining to each Sarg School’s participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(xii)    Sarg and each Title IV Sarg School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

(xiii)    Each Sarg School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(xiv)    Sarg and each Title IV Sarg School has had a financial responsibility “composite score” of at least 1.5, as calculated in accordance with the DOE’s formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(xv)    DOE has not required or requested that any Title IV Sarg School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Sarg School process its Title IV Program funding under the reimbursement or heightened cash monitoring -level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

(xvi)    Except as set forth in Section 3.18(b)(xvi) of the Sarg Disclosure Schedule, each Title IV Sarg School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Sarg Material Adverse Effect. Except as set forth in Section 3.18(b)(xvi) of the Sarg Disclosure Schedule, no Title IV Sarg School offers any educational program that has gainful employment rates that are failing or are in the zone based on the gainful employment rates issued in January 2017.

(xvii)    Except as set forth in Section 3.18(b)(xvii) of the Sarg Disclosure Schedule, Sarg and each Sarg School has complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

(xviii)    The Title IV Sarg Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(xix)    Except as set forth on Section 3.18(b)(xix) of the Sarg Disclosure Schedule, each Sarg School has complied with the requirements necessary to participate in the veterans’ educational benefits regulated by the U.S. Department of Veterans’ Affairs and the Tuition Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

(xx)    Neither Sarg, its Subsidiaries nor any Sarg School has received any written communication from an Educational Agency that alleges that Sarg, its Subsidiaries or any Sarg School is not in material compliance with any Laws or Orders applicable to Sarg, its Subsidiaries or any Sarg School.

(c)    Neither Sarg, any Title IV Sarg School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has Sarg, any Title IV Sarg School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Sarg School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(d)    Neither Sarg, nor any Title IV Sarg School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(e)    To the Knowledge of Sarg, neither Sarg nor any Title IV Sarg School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

(f)    To the Knowledge of Sarg, there are no facts or circumstances regarding Sarg or any Title IV Sarg School, or any Person that exercises Substantial Control over Sarg or any Title IV Sarg School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either prior to the Closing or following the Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Sarg Schools in substantially the manner in which they are currently operated.

(g)    Neither Sarg nor any Title IV Sarg School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(h)    Neither Sarg nor any Title IV Sarg School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(i)    Neither Sarg nor any Title IV Sarg School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

3.19    Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.19 of the Sarg Disclosure Schedule, neither Sarg nor any of its Subsidiaries nor any of their respective directors or officers on behalf of Sarg or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20    Opinion of Financial Advisor. Perella Weinberg Partners LP, Sarg’s financial advisor, has delivered to the Sarg Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Sarg. A true and complete copy of the signed, written opinion of the Perella Weinberg Partners LP will promptly be made available to Cardinal following its delivery to Sarg for informational purposes only.

3.21    Ownership of Cardinal Common Stock. Neither Sarg nor Merger Sub, nor or any affiliate or associate of either of the foregoing, is, nor at any time during the last three (3) years has either Sarg or Merger Sub, or any affiliate or associate of either of the foregoing, been, an “interested shareholder” of Cardinal as defined in Section 302A.011, Subdivision 49, of the MBCA. Sarg and its Subsidiaries, affiliates and associates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Cardinal Common Stock or other securities of Cardinal or any options, warrants or other rights to acquire Cardinal Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Cardinal.

3.22    Insurance. All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Sarg Benefit Plans) to which Sarg or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Sarg, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each of Sarg and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

3.23    Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of 100 shares have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Sarg free and clear of any Liens.

3.24    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article 3, neither Sarg nor any of its Subsidiaries or affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Sarg or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Sarg or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Sarg, any Subsidiary or affiliate of Sarg or any Person acting on any of their behalf to Cardinal, any affiliate of Cardinal or any Person acting on any of their behalf.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CARDINAL

Except (a) as set forth in the Cardinal Disclosure Schedule and (b) as otherwise disclosed or identified in the Cardinal SEC Documents publicly filed or furnished after January 1, 2017 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Cardinal SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Cardinal SEC Document), Cardinal hereby represents and warrants to Sarg as follows:

4.1    Corporate Organization. Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Cardinal’s Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. Each of Cardinal and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. The copies of the articles of incorporation (the “Cardinal Charter”) and bylaws (the “Cardinal Bylaws”) of Cardinal, as most recently filed with the Cardinal SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Cardinal is not in material violation of any of the provisions of the Cardinal Charter or the Cardinal Bylaws.

4.2    Cardinal Capitalization.

(a)    The authorized capital stock of Cardinal consists of two hundred million (200,000,000) shares of Cardinal Common Stock and two hundred fifty thousand (250,000) shares of preferred stock, par value $1.00 per share (“Cardinal Preferred Stock”). As of the close of business on October 26, 2017, (i) 11,624,035 shares of Cardinal Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Cardinal Common Stock were held by its Subsidiaries, (iii) 473,603 shares of Cardinal Common Stock were issuable (and such number was reserved for issuance) upon exercise of Cardinal Stock Options granted under the Cardinal Stock Plans, with such Cardinal Stock Options having a weighted average exercise price of $57.99, (iv) 260,016 shares of Cardinal RSUs granted under the Cardinal Stock Plans and (v) no shares of Cardinal Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business October 26, 2017 (x) Cardinal does not have any capital stock or other Equity Interests authorized, issued or outstanding and (y) except for Cardinal Stock Options and Cardinal RSUs to purchase not more than 733,619 shares of Cardinal Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Cardinal or any of its Subsidiaries is a party or by which Cardinal or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Cardinal or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating Cardinal or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries. Since the close of business on October 26, 2017, Cardinal has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in the second sentence of this Section 4.2(a) or as expressly permitted pursuant to Section 5.2(b). Cardinal has previously provided Sarg with a true and complete list, as of the date hereof, of the prices at which each outstanding Cardinal Stock Option and Cardinal RSU may be exercised under the applicable Cardinal Stock Plan, the number of Cardinal Stock Options and Cardinal RSUs outstanding at each such price, the number of shares underlying each award of Cardinal Stock Options and Cardinal RSUs, and the vesting schedule of the Cardinal Stock Options and Cardinal RSUs (including performance-vesting goals). None of the Cardinal Stock Options are “incentive stock options” within the meaning of Section 422 of the Code. All shares of Cardinal Common Stock subject to issuance under the applicable Cardinal Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Cardinal having the right to vote on any matters on which shareholders of Cardinal may vote. Neither Cardinal nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Cardinal or any of its Subsidiaries.

(b)    Except with respect to Cardinal RSUs, there are no outstanding contractual obligations of Cardinal or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Cardinal Common Stock or any capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries.

(c)    Section 4.2(c) of the Cardinal Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Cardinal and the authorized, issued and outstanding Equity Interests and the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 4.2(c) of the Cardinal Disclosure Schedule, none of Cardinal or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Cardinal is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Cardinal or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Cardinal or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Cardinal or any other Person, other than guarantees by Cardinal of any indebtedness or other obligations of any wholly owned Subsidiary of Cardinal.

4.3    Authority; Execution and Delivery; Enforceability.

(a)    Cardinal has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Cardinal Shareholder Approval, to consummate the Transactions applicable to Cardinal. The execution and delivery by Cardinal of this Agreement, the performance and compliance by Cardinal with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Cardinal, subject, in the case of the Merger, to receipt of the Cardinal Shareholder Approval, and no other corporate proceedings on the part of Cardinal and no other shareholder votes are necessary to authorize this Agreement or the consummation by Cardinal of the Transactions to which it is a party. Cardinal has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sarg and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)    The Board of Directors of Cardinal (the “Cardinal Board”), at a meeting duly called and held, unanimously adopted resolutions, which have not been amended or withdrawn, (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Cardinal and its shareholders, (iii) directing that this Agreement be submitted to the shareholders of Cardinal for adoption, (iv) recommending that its shareholders adopt this Agreement and (v) declaring that this Agreement is advisable (the “Cardinal Recommendation”).

(c)    Assuming the accuracy of the representations and warranties in Section 3.21, to the Knowledge of Cardinal, no Takeover Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Cardinal Common Stock or other Equity Interests of Cardinal necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Cardinal Common Stock outstanding and entitled to vote thereon at the Cardinal Shareholders Meeting (the “Cardinal Shareholder Approval”). No other vote of the holders of Cardinal Common Stock or any other Equity Interests of Cardinal is necessary to consummate the Transactions.

4.4    No Conflicts.

(a)    The execution and delivery of this Agreement by Cardinal does not and will not, and the performance of this Agreement by Cardinal and the consummation of the Transactions will not, (i) assuming the Cardinal Shareholder Approval is obtained, conflict with or violate any provision of the Cardinal Charter or the Cardinal Bylaws or any equivalent organizational documents of any Subsidiary of Cardinal, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any of Cardinal or any of its Subsidiaries or by which any property or asset of Cardinal or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Cardinal or any of its Subsidiaries pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Cardinal does not and will not, and the consummation by Cardinal of the Transactions to which it is a party and compliance by Cardinal with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ (ii) under the HSR Act, (iii) the filing of the Articles of Merger as required by the MBCA or any other filings and approvals required by the MBCA, (iv) such filings as may be required in connection with any Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect.

(c)    Except for the Educational Consents set forth in Section 4.4(c) of the Cardinal Disclosure Schedule, which schedule shall identify the Educational Consents to be obtained prior to Closing (the “Cardinal Pre-Closing Educational Consents”) and the Educational Consents to be obtained following Closing, no material filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Cardinal or any of its Subsidiaries or any Cardinal School with, nor are any required to be obtained by Cardinal or any of its Subsidiaries or any Cardinal School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by Cardinal or any of its Subsidiaries or the consummation of the Merger or the other Transactions.

4.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    Cardinal has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Cardinal with the SEC under the Securities Act or the Exchange Act since January 1, 2015 (the “Cardinal SEC Documents”). None of the Subsidiaries of Cardinal is required to make or makes any filings with the SEC.

(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Cardinal SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Cardinal SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The consolidated financial statements of Cardinal included in the Cardinal SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Cardinal’s accountants with respect thereto (the “Cardinal SEC Financial Statements”), as of their respective dates of filing with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Cardinal SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of Cardinal (on a consolidated basis) as of the respective dates of and for the periods referred to in the Cardinal SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Cardinal SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Cardinal and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Cardinal SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than Cardinal and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Cardinal. Except as required by GAAP, Cardinal has not, between June 30, 2017 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2017.

(d)    Cardinal is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)    Cardinal has made available to Sarg true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2015 relating to the Cardinal SEC Documents and all written responses of Cardinal thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. To the Knowledge of Cardinal, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Cardinal SEC Documents and none of the Cardinal SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Cardinal, pending or threatened, in each case regarding any accounting practices of Cardinal.

(f)    Cardinal has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Cardinal’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Cardinal in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cardinal’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Cardinal’s management has completed an assessment of the effectiveness of Cardinal’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Cardinal SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Cardinal’s management’s most recently completed evaluation of Cardinal’s internal control over financial reporting prior to the date hereof, (i) Cardinal had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Cardinal’s ability to record, process, summarize and report financial information and (ii) Cardinal does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Cardinal’s internal control over financial reporting. Since January 1, 2015, none of Cardinal, Cardinal’s auditors, the Cardinal Board or the audit committee of the Cardinal Board has received any written (or to the Knowledge of Cardinal, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Cardinal or its Subsidiaries, or their respective internal accounting controls or any other matter set forth in the immediately preceding sentence.

(g)    Cardinal and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Cardinal’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Cardinal SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Cardinal SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

4.6    Absence of Certain Changes or Events. Since December 31, 2016 and through the date of this Agreement, (a) Cardinal and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Cardinal Material Adverse Effect.

4.7    Information Supplied. None of the information supplied or to be supplied by Cardinal for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Cardinal Common Stock and at the time of the Cardinal Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Cardinal to such portions thereof that relate expressly to Sarg and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Sarg for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

4.8    Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries or any of their respective assets, rights or properties or any of the directors or officers of Cardinal, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Neither Cardinal nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect. This section does not cover the matters subject to Section 4.18, which are solely the subject of that section.

4.9    Compliance with Laws.

(a)    (i) Cardinal and its Subsidiaries are in compliance, and during the past five (5) years have been in compliance, with all Laws and Orders applicable to Cardinal or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Cardinal or its Subsidiaries), and (ii) neither Cardinal nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Cardinal or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

(b)    Cardinal and each of its Subsidiaries (i) are in compliance, and during the past five (5) years have been in compliance, in all material respects with the FCPA and any other applicable United States and foreign Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Cardinal, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Cardinal or any of its Subsidiaries of the FCPA or any other United States or foreign Laws concerning corrupting payments; and (iii) during the past five (5) years have had an FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Cardinal and its Subsidiaries with the FCPA and any other applicable United States or foreign Laws concerning corrupting payments.

(c)    To the Knowledge of Cardinal, none of Cardinal or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way, in each case, in violation of the FCPA or any other United States or foreign Laws concerning corrupting payments.

(d)    To the Knowledge of Cardinal, during the past five (5) years, Cardinal and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Cardinal or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Cardinal and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)    To the Knowledge of Cardinal, during the past five (5) years, none of Cardinal or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the target of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC), in the case of each of clauses (i) and (ii) in violation of applicable U.S. and non-U.S. Laws relating to economic or trade sanctions.

4.10    Permits. Cardinal and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) the operation of the business of Cardinal and its Subsidiaries as currently conducted is not, and has not been since January 1, 2015, in violation of, nor is Cardinal or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Cardinal or its Subsidiaries), and (ii) to the Knowledge of Cardinal, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Cardinal, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Since January 1, 2015, neither Cardinal nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Cardinal, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

4.11    Employee Benefit Plans.

(a)    Section 4.11(a) of the Cardinal Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Cardinal or any of its Subsidiaries), maintained, sponsored or contributed to by Cardinal or any of its Subsidiaries, or under which Cardinal or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including, each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements (each a “Cardinal Benefit Plan”). Neither Cardinal, nor to the Knowledge of Cardinal, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Cardinal Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Cardinal Benefit Plan or (ii) adopt any new Cardinal Benefit Plan.

(b)    With respect to each Cardinal Benefit Plan, Cardinal has made available to Sarg a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements and (v) any material written communications to or from any Governmental Entity, or any material notices to or from any Governmental Entity, addressing any matter involving actual or potential material liability relating to a Cardinal Benefit Plan.

(c)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each Cardinal Benefit Plan has been established, funded and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Cardinal Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Cardinal SEC Documents prior to the date of this Agreement. With respect to the Cardinal Benefit Plans, no event has occurred and, to the Knowledge of Cardinal, there exists no condition or set of circumstances which would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect.

(d)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect or otherwise result in any criminal or quasi-criminal Proceedings: (i) each Cardinal Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Cardinal Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Cardinal’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Cardinal Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any Cardinal Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Cardinal is threatened, against or with respect to any Cardinal Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect, all contributions or other amounts payable by Cardinal or its Subsidiaries pursuant to each Cardinal Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.

(f)    No Cardinal Benefit Plan, and none of Cardinal, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, has at any time maintained or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a Multiemployer Plan, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No material liability under Title IV of ERISA has been incurred by Cardinal, any Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Cardinal, any Subsidiary or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of Cardinal or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(g)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Cardinal or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Cardinal Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as required by Law, no Cardinal Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in combination with any other event, including a termination of employment following the Effective Time) will (i) entitle any current or former employee, consultant, director or other service provider to a bonus, severance or change in control payment; (ii) entitle any current or former employee, consultant, director or other service provider of Cardinal or any of its Subsidiaries to any payment; (iii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect, each Cardinal Benefit Plan has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder or an available exemption therefrom. There is no agreement, plan, Contract or other arrangement to which Cardinal is a party or by which it is otherwise bound to compensate any Person for excise or additional Taxes pursuant to Section 409A or Section 4999 of the Code.

(k)    No Cardinal Benefit Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

4.12    Employee and Labor Matters.

(a)    Neither Cardinal nor any of its Subsidiaries is or has since January 1, 2015 been a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Cardinal or any of its Subsidiaries has since January 1, 2015 made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Cardinal, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Cardinal nor any Subsidiary has since January 1, 2015 engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Cardinal or any of its Subsidiaries (the “Cardinal Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Cardinal Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. There is no and there has since January 1, 2015 been no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Cardinal, threatened against or affecting Cardinal or any Subsidiary.

(b)    Cardinal and its Subsidiaries are and have been in compliance with all collective bargaining agreements or labor Contracts to or by which Cardinal or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

(c)    To the Knowledge of Cardinal, no Cardinal Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Cardinal or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cardinal Material Adverse Effect.

4.13    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect:

(a)    Cardinal and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and all such Environmental Permits are in good standing, and (iii) is in compliance with their respective Environmental Permits.

(b)    There are not now and have not been any Hazardous Materials used, generated, treated, stored, transported or Released at, on or under any Cardinal Leased Real Property except in compliance with applicable Environmental Laws.

(c)    There are no Environmental Claims pending, nor to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries, and none of Cardinal or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(d)    None of Cardinal or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of Cardinal threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14    Real Property.

(a)    Neither Cardinal nor any of its Subsidiaries owns or has formerly owned any real property.

(b)    Section 4.14(b) of the Cardinal Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by Cardinal or any of its Subsidiaries (collectively, the “Cardinal Leased Real Property”) and (ii) the address for each parcel of Cardinal Leased Real Property. Cardinal or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Cardinal Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)    The Cardinal Leased Real Property constitutes all real property necessary for the conduct of the business of Cardinal and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) each parcel of Cardinal Leased Real Property is in compliance with all existing Laws applicable to such Cardinal Leased Real Property, and (ii) neither Cardinal nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Cardinal’s Knowledge there are no such Proceedings threatened, affecting any portion of the Cardinal Leased Real Property and neither Cardinal nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding and to the Knowledge of Cardinal, there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Cardinal Leased Real Property. Neither Cardinal nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Cardinal Leased Real Property or any portion thereof. Neither Cardinal nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the Cardinal Leased Real Property or portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each Cardinal Leased Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the Cardinal Leased Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

4.15    Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect:

(i)    all Tax Returns that are required to be filed by or with respect to Cardinal or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)    Cardinal and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Cardinal and its Subsidiaries;

(iii)    there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Cardinal or any of its Subsidiaries;

(iv)    neither Cardinal nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v)    neither Cardinal nor any of its Subsidiaries has (a) constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) in the two years prior to the date of this Agreement or, (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (b) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(vi)    none of Cardinal or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Cardinal or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vii)    there are no Liens for Taxes upon any property or assets of Cardinal or any of its Subsidiaries, except for Permitted Liens; and

(viii)    neither Cardinal nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)    Neither Cardinal nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    Material Contracts.

(a)    All Contracts required to be filed as exhibits to the Cardinal SEC Documents have been so filed in a timely manner. Section 4.16(a) of the Cardinal Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Cardinal Benefit Plans, to which Cardinal or any of its Subsidiaries is a party or by which Cardinal or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    any Contract that materially limits the ability of Cardinal or any of its affiliates to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

(iii)    any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)    any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v)    any license (including sublicense), option, development or collaboration agreement or other Contract relating to Cardinal Material Intellectual Property (excluding (A) license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and for which any one-time amounts and the aggregate annual amounts paid or payable to or by Cardinal or any of its Subsidiaries related to such agreement are less than $1,000,000, (B) excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business, and (C) non-exclusive licenses granted to customers in the ordinary course of business);

(vi)    any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Cardinal or any of its Subsidiaries is subject;

(vii)    any Contract with any of Cardinal’s suppliers involving a dollar volume of purchases by Cardinal in excess of $1,000,000 during the twelve (12) months ended June 30, 2017 (including purchasing agreements and group purchasing agreements);

(viii)    any Contract with any of Cardinal’s customers involving a dollar volume of spending by the customer in excess of $1,000,000 during the twelve (12) months ended June 30, 2017;

(ix)    any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(x)    any material lease, sublease, occupancy agreement or other Contract with respect to the Cardinal Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(xi)    any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Cardinal or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

(xii)    any acquisition or divestiture agreement (A) entered into in the past five years with a purchase price in excess of $1,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $1,000,000 (including indemnification obligations) that have not been satisfied in full;

(xiii)    any agreement that by its terms limits the payment of dividends or other distributions by Cardinal or any of its Subsidiaries;

(xiv)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Cardinal or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Cardinal and any of its Subsidiaries in excess of $1,000,000 annually;

(xv)    any Contract with any Governmental Entity or Educational Agency reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(xvi)    any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement;

(xvii)    any Contract with a labor union, works council or labor organization; or

(xviii)    any Contract that is (a) for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $750,000.

(b)    Cardinal has heretofore made available to Sarg true, correct and complete copies of the Contracts set forth in Section 4.16(a).

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Cardinal Disclosure Schedule or filed or required to be filed as exhibits to the Cardinal SEC Documents (the “Cardinal Material Contracts”) are valid, binding and in full force and effect and are enforceable by Cardinal or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Cardinal, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Cardinal Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Cardinal, no other party to any Cardinal Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Cardinal nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Cardinal Material Contract, and (iv) neither Cardinal nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Cardinal Material Contract.

4.17    Intellectual Property.

(a)    Section 4.17(a) of the Cardinal Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) material internet domain name registrations, in each case that are owned by Cardinal or any of its Subsidiaries (collectively, the “Cardinal Registered Intellectual Property”). With respect to each item required to be listed in Section 4.17(a) of the Cardinal Disclosure Schedule, (A) either Cardinal or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) to the Knowledge of Cardinal, no Proceeding is pending or threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of Cardinal Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 4.17(a) of the Cardinal Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect, and each item of Cardinal Registered Intellectual Property that is shown as registered or issued is, to the Knowledge of Cardinal, valid and enforceable.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each of Cardinal and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Cardinal and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by Cardinal, nor the performance of this Agreement by Cardinal, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Cardinal or any of its Subsidiaries in any Cardinal Material Intellectual Property. No Cardinal Material Intellectual Property owned by Cardinal or any of its Subsidiaries is subject to any outstanding consent, settlement, or Order prohibiting or restricting Cardinal’s or any of its Subsidiaries’ use, ownership, disposition or other exploitation thereof.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, neither Cardinal nor any of its Subsidiaries nor the conduct of their businesses is, or was during the past three (3) years, infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Cardinal nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Cardinal or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), in each case that would be material and adverse to Cardinal and its Subsidiaries, taken as a whole. To the Knowledge of Cardinal, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Cardinal or any of its Subsidiaries. Neither Cardinal nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation with respect to any Cardinal Material Intellectual Property.

(d)    Cardinal and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“Cardinal Material Intellectual Property”). All Cardinal Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Cardinal, there has been no unauthorized use or disclosure of any confidential Cardinal Material Intellectual Property. To the Knowledge of Cardinal, all former and current officers, directors, employees, consultants, advisors, and independent contractors of Cardinal and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Cardinal Material Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Cardinal or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Cardinal or one of its Subsidiaries, without any restrictions or obligations on Cardinal or its Subsidiaries’ use, ownership, disposition or other exploitation of such Cardinal Material Intellectual Property. No such Person has asserted, and to the Knowledge of Cardinal, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Cardinal Material Intellectual Property.

(e)    The IT Assets of Cardinal and its Subsidiaries (i) are sufficient for the needs of their businesses in all material respects (including with respect to the number of license seats) and (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Cardinal and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed such that it resulted in a disruption to the conduct of the business. Cardinal and its Subsidiaries have implemented commercially reasonable measures, to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Cardinal and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets. To the Knowledge of Cardinal, there have not been any incidents of security breaches to, or other material unauthorized access to or use of, (i) any of its IT Assets (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of Cardinal or any of its Subsidiaries, including any business information and/or personally-identifying information or data of any Person.

(f)    No software included in the Cardinal Material Intellectual Property, which is distributed to any third party by or on behalf of Cardinal or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Cardinal or its Subsidiaries have current plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Cardinal’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law. With respect to each item of software included in the Cardinal Material Intellectual Property, either Cardinal or one of its Subsidiaries is (or will be at Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such software, subject to any licenses granted to third parties therein.

4.18    Educational Regulatory Matters.

(a)    Set forth in Section 4.18(a) of the Cardinal Disclosure Schedule is a list of each Educational Approval issued to or held by a Cardinal School that is in effect as of the date of this Agreement.

(b)    Since the Compliance Date:

(i)    Each Title IV Cardinal School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations and since the Compliance Date Cardinal has complied in all material respects with all Laws, DOE regulations and Educational Agency requirements applicable to its closed locations except as set forth in Section 4.18(b)(i) of the Cardinal Disclosure Schedule. Each Cardinal School that is not a Title IV Cardinal School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Cardinal Material Adverse Effect.

(ii)    Each Title IV Cardinal School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

(iii)    Each Cardinal School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Cardinal Material Adverse Effect.

(iv)    Each Title IV Cardinal School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(v)    Except as set forth in Section 4.18(b)(v) of the Cardinal Disclosure Schedule, Cardinal has been conducting the operations of Cardinal and the Cardinal Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(vi)    Each Title IV Cardinal School has complied, in all material respects, with the definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(vii)    Except as set forth in Section 4.18(b)(vii) of the Cardinal Disclosure Schedule, neither Cardinal nor any Subsidiary nor any Cardinal School has received notice that any of its material Educational Approvals will not be renewed.

(viii)    Except as set forth in Section 4.18(b)(viii) of the Cardinal Disclosure Schedule, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any material Educational Approval, or to require any Cardinal School to show cause why any material Educational Approval should not be revoked.

(ix)     No Title IV Cardinal School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

(x)     Each educational program offered by a Title IV Cardinal School as a Title IV -eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(xi)     Cardinal and each Cardinal School has been in compliance with all applicable Laws pertaining to each Cardinal School’s participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(xii)    Cardinal and each Title IV Cardinal School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

(xiii)    Each Cardinal School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(xiv)    Cardinal and each Title IV Cardinal School has had a financial responsibility “composite score” of at least 1.5, as calculated in accordance with the DOE’s formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(xv)    DOE has not required or requested that any Title IV Cardinal School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Cardinal School process its Title IV Program funding under the reimbursement or heightened cash monitoring -level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

(xvi)    Except as set forth in Section 4.18(b)(xvi) of the Cardinal Disclosure Schedule, each Title IV Cardinal School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect. Except as set forth in Section 4.18(b)(xvi) of the Cardinal Disclosure Schedule, no Title IV Cardinal School offers any educational program that has gainful employment rates that are failing or are in the zone based on the gainful employment rates issued in January 2017.

(xvii)    Except as set forth in Section 4.18(b)(xvii) of the Cardinal Disclosure Schedule, Cardinal and each Cardinal School has complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

(xviii)    The Title IV Cardinal Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(xix)    Except as set forth on Section 4.18(b)(xix) of the Cardinal Disclosure Schedule, each Cardinal School has complied with the requirements necessary to participate in the veterans’ educational benefits regulated by the U.S. Department of Veterans’ Affairs and the Tuition Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

(xx)    Neither Cardinal, its Subsidiaries nor any Cardinal School has received any written communication from an Educational Agency that alleges that Cardinal, its Subsidiaries or any Cardinal School is not in material compliance with any Laws or Orders applicable to Cardinal, its Subsidiaries or any Cardinal School.

(c)    Neither Cardinal, any Title IV Cardinal School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R.

§600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has Cardinal, any Title IV Cardinal School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Cardinal School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(d)    Neither Cardinal, nor any Title IV Cardinal School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(e)    To the Knowledge of Cardinal, neither Cardinal nor any Title IV Cardinal School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

(f)    To the Knowledge of Cardinal, there are no facts or circumstances regarding Cardinal or any Title IV Cardinal School, or any Person that exercises Substantial Control over Cardinal or any Title IV Cardinal School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either prior to the Closing or following the Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Cardinal Schools in substantially the manner in which they are currently operated.

(g)    Neither Cardinal nor any Title IV Cardinal School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(h)    Neither Cardinal nor any Title IV Cardinal School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(i)    Neither Cardinal nor any Title IV Cardinal School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

4.19    Broker’s Fees. Except for the financial advisors’ fees set forth in Section 4.19 of the Cardinal Disclosure Schedule, neither Cardinal nor any of its Subsidiaries nor any of their respective directors or officers on behalf of Cardinal or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.20    Opinion of Financial Advisor. Morgan Stanley, Cardinal’s financial advisor, has delivered to the Cardinal Board its opinion in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of shares of Cardinal Common Stock (other than shares held in treasury or held by Sarg, Cardinal or Merger Sub or any of their respective wholly owned subsidiaries). A copy of the signed, written opinion of Morgan Stanley will promptly be made available to Sarg following its delivery to Cardinal solely for informational purposes. Cardinal has made available to Sarg copies of the engagement letter and all other Contracts between Cardinal or any of its Subsidiaries and Morgan Stanley relating to the Merger or any of the other Transactions contemplated hereby, which letter and Contracts describe all fees payable to Morgan Stanley in connection with the Transactions contemplated by this Agreement, all Contracts under which any such fees or any expenses are payable and all indemnification arrangements with Morgan Stanley.

4.21    Ownership of Sarg Common Stock. Neither Cardinal, nor or any its affiliates or associates, is, nor at any time during the last three (3) years has Cardinal or any of its affiliates or associates, been, an “interested stockholder” of Sarg as defined in Section 3-601 of the MGCL. Cardinal and its Subsidiaries, affiliates and associates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Sarg Common Stock or other securities of Sarg or any options, warrants or other rights to acquire Sarg Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Sarg.

4.22    Insurance. All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Cardinal Benefit Plans) to which Cardinal or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Cardinal, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each of Cardinal and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

4.23    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article 4, neither Cardinal nor any of its Subsidiaries or affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Cardinal or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Cardinal or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Cardinal, any Subsidiary or affiliate of Cardinal or any Person acting on any of their behalf to Sarg, Merger Sub, any affiliate of Sarg or any Person acting on any of their behalf.

ARTICLE 5

COVENANTS

5.1    Conduct of Business by Sarg Pending the Effective Time. Sarg agrees that, between the date of this Agreement and the Effective Time, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, and except as set forth in Section 5.1 of the Sarg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Cardinal shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sarg will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice,

(ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of Sarg and each of its Subsidiaries and to preserve the goodwill and current relationships of Sarg and each of its Subsidiaries with students, customers, suppliers and other Persons with which Sarg or any of its Subsidiaries has material business relations, and (iii) use its reasonable best efforts to preserve intact its business organization (including its material assets and properties) and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, set forth in Section 5.1 of the Sarg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Sarg shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Cardinal (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change, or authorize or propose to amend or otherwise change its charter or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights, agreements, arrangements or commitments of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of Sarg or any of its Subsidiaries, other than (i) the issuance of Sarg Common Stock upon the exercise of Sarg Stock Options or the vesting of Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units outstanding as of the date hereof in accordance with their terms as of the date hereof and (ii) the issuance of any Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units, not to exceed aggregate dollar amounts and individual allocations consistent with past practice;

(c)    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets of Sarg or any of its Subsidiaries with value in excess of $1,000,000 annually, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)    sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Sarg Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

(e)    (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Sarg to Sarg or another wholly owned Subsidiary of Sarg) or (ii) enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)    merge or consolidate Sarg or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sarg or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not be material and adverse to Sarg and its Subsidiaries, taken as a whole, or to the consummation of the Transactions in accordance with the terms of this Agreement;

(h)    acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof, in each case, with value in excess of $2,500,000 or in a transaction that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions contemplated by this Agreement in accordance with the terms of this Agreement;

(i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Sarg) for borrowed money, except for borrowings under Sarg’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Sarg) in excess of $2,500,000 in the aggregate, other than ordinary course advances to employees for reasonable and documented business expenses in accordance with Sarg policies;

(k)    terminate, cancel, renew, or request or agree to any material change in or waiver under any Sarg Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Sarg Material Contract, or waive, release, assign or otherwise forego any material right or claim of Sarg or any of its Subsidiaries under any Sarg Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(l)    make or authorize any capital expenditure in excess of Sarg’s capital expenditure budget as disclosed to Cardinal prior to the date hereof, other than capital expenditures that are not, when added to all other capital expenditures made on behalf of all of Sarg and its Subsidiaries since the date of this Agreement but not provided for in Sarg’s capital expenditure budget as disclosed to Cardinal prior to the date hereof, in excess of $2,500,000;

(m)    except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law, or (ii) the existing terms of any Sarg Benefit Plan disclosed in Section 3.11(a) of the Sarg Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers, individual independent contractors or employees; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Sarg or its Subsidiaries; (C) establish, adopt, enter into or amend any (i) collective bargaining agreement or other Contract with any labor union or labor organization, or (ii) Sarg Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement; (D) take any action to amend or waive any performance or vesting criteria under any Sarg Benefit Plan; (E) hire any employee with an annual base salary that exceeds $250,000 or hire any officer; or (F) engage in any actions that could implicate the WARN Act; provided, however, that, in each case, the grant of Sarg equity awards must be granted in accordance with Section 5.1(b)(ii) and provided further that the grant of cash bonuses shall not exceed per calendar year starting on January 1, 2018, aggregate dollar amounts and individual allocations consistent with past practice;

(n)    forgive any loans to directors, officers or employees of Sarg or its Subsidiaries;

(o)    waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)    make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP (or definitive or binding interpretations thereof) or by a Governmental Entity or Educational Agency;

(q)    waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Sarg or any of its Subsidiaries;

(r)    compromise, settle or agree to settle any Proceeding by or before any Governmental Entity or Educational Agency other than (i) Transaction Litigation (which is governed by Section 5.12) and (ii) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Sarg or any of its Subsidiaries;

(s)    make any material Tax election that is not consistent with past practices and procedures, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(t)    convene any annual or special meeting (or any postponement or adjournment thereof) of the stockholders of Sarg, other than the Sarg Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Sarg Stockholders Meeting);

(u)    enter into any new line of business outside of the post-secondary or proprietary education industry;

(v)    fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(w)    authorize or enter into any Contract to do any of the foregoing or propose or otherwise make any commitment to do any of the foregoing.

5.2    Conduct of Business by Cardinal Pending the Effective Time. Cardinal agrees that, between the date of this Agreement and the Effective Time, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, set forth in Section 5.2 of the Cardinal Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Sarg shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Cardinal will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of Cardinal and each of its Subsidiaries and to preserve the goodwill and current relationships of Cardinal and each of its Subsidiaries with students, customers, suppliers and other Persons with which Cardinal or any of its Subsidiaries has material business relations, and (iii) use its reasonable best efforts to preserve intact its business organization (including its material assets and properties) and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as may be required by Law, stock exchange requirement or any Educational Agency, set forth in Section 5.2 of the Cardinal Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Cardinal shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Sarg (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change, or authorize or propose to amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants, rights under the Cardinal ESPP, or other rights, agreements, arrangements or commitments of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of Cardinal or any of its Subsidiaries, other than (i) the issuance of Cardinal Common Stock upon the exercise of Cardinal Stock Options or the vesting of Cardinal RSUs (including “market stock units” and “performance stock units”) outstanding as of the date hereof in accordance with their terms as of the date hereof and (ii) the issuance of any Cardinal RSUs, not to exceed aggregate dollar amounts and individual allocations consistent with past practice ;

(c)    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets of Cardinal or any of its Subsidiaries with value in excess of $1,000,000 annually, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)    (i) sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Cardinal Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

(e)    (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Cardinal to Cardinal or another wholly owned Subsidiary of Cardinal) or (ii) enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)    merge or consolidate Cardinal or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cardinal or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not be material and adverse to Cardinal and its Subsidiaries, taken as a whole, or to the consummation of the Transactions in accordance with the terms of this Agreement;

(h)    acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,500,000 or in a transaction that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions contemplated by this Agreement in accordance with the terms of this Agreement;

(i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Cardinal) for borrowed money, except for borrowings under Cardinal’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Cardinal) in excess of $2,500,000 in the aggregate, other than ordinary course advances to employees for reasonable and documented business expenses in accordance with Cardinal policies;

(k)    terminate, cancel, renew, or request or agree to any material change in or waiver under any Cardinal Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Cardinal Material Contract, or waive, release, assign or otherwise forego any material right or claim of Cardinal or any of its Subsidiaries under any Cardinal Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l)    make or authorize any capital expenditure in excess of Cardinal’s capital expenditure budget as disclosed to Sarg prior to the date hereof, other than capital expenditures that are not, when added to all other capital expenditures made on behalf of all of Cardinal and its Subsidiaries since the date of this Agreement but not provided for in Cardinal’s capital expenditure budget as disclosed to Sarg prior to the date hereof, in excess of $2,500,000;

(m)    except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law or (ii) the existing terms of any Cardinal Benefit Plan disclosed in Section 4.11(a) of the Cardinal Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers, individual independent contractors or employees; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Cardinal or its Subsidiaries; (C) establish, adopt, enter into or amend any (i) collective bargaining agreement or other Contract with any labor union or labor organization, or (ii) Cardinal Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement; (D) take any action to amend or waive any performance or vesting criteria under any Cardinal Benefit Plan; (E) hire any employee with an annual base salary that exceeds $250,000 or hire any officer; (F) take any action that could cause any participant in the Cardinal Senior Executive Severance Plan or the Cardinal Executive Severance Plan (collectively, the “Cardinal Severance Plans”); or (G) engage in any actions that would implicate the WARN Act; to terminate such individual’s employment for “Good Reason” (within the meaning of the Cardinal Severance Plans); provided, however, that, in each case, the grant of Cardinal equity awards must be granted in accordance with Section 5.2(b)(ii) and provided further that the grant of cash bonuses shall not exceed per calendar year starting on January 1, 2018, aggregate dollar amounts and individual allocations consistent with past practice;

(n)    forgive any loans to directors, officers or employees of Cardinal or its Subsidiaries;

(o)    waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)    make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP (or definitive or binding interpretations thereof) or by a Governmental Entity or Educational Agency;

(q)    waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Cardinal or any of its Subsidiaries;

(r)    compromise, settle or agree to settle any Proceeding by or before any Governmental Entity or Educational Agency other than (i) Transaction Litigation (which is governed by Section 5.12) and (ii) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Cardinal or any of its Subsidiaries;

(s)    make any material Tax election that is not consistent with past practices and procedures, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(t)    convene any annual or special meeting (or any postponement or adjournment thereof) of the shareholders of Cardinal, other than the Cardinal Shareholders Meeting and the 2018 annual meeting of shareholders (only if such 2018 annual meeting is not otherwise combined with the Cardinal Shareholders Meeting);

(u)    enter into any new line of business outside of the post-secondary or proprietary education industry;

(v)    fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(w)    authorize or enter into any Contract to do any of the foregoing or propose or otherwise make any commitment to do any of the foregoing.

5.3    Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

(a)    As promptly as practicable after the execution of this Agreement, (i) Cardinal and Sarg shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the shareholders of Cardinal and the stockholders of Sarg, as applicable, relating to the Cardinal Shareholders Meeting and the Sarg Stockholders Meeting, (ii) Sarg shall prepare, with reasonable cooperation from Cardinal, and Sarg shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Sarg Common Stock to be issued in the Merger and (iii) and in no event later than the fifth Business Day following the date of this Agreement, each of Cardinal and Sarg shall commence a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Each of Cardinal and Sarg shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Cardinal and Sarg shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of Sarg Common Stock in connection with the Merger. Each of Cardinal and Sarg shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Cardinal and Sarg shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Sarg, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Cardinal or Sarg, in each case, without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Cardinal or Sarg, or any of their respective affiliates, directors or officers, should be discovered by Cardinal or Sarg which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Cardinal and the stockholders of Sarg, as applicable; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder (except for the representations and warranties set forth in Section 3.7 or Section 4.7, as applicable) or otherwise affect the remedies available hereunder to any party. Except for the purpose of disclosing either a Sarg Adverse Recommendation Change or Cardinal Adverse Recommendation Change, as the case may be, no amendment or supplement to the Form S-4 or the Joint Proxy Statement, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by Sarg or Cardinal without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Sarg Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

(b)    Sarg Stockholders Meeting.

(i)    Sarg shall, promptly following the date on which the Form S-4 has been filed with the SEC and in accordance with Section 5.3(d), establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the “Sarg Stockholders Meeting”) for the purpose of seeking the Sarg Stockholder Approval; provided, however, that Sarg may postpone or adjourn the Sarg Stockholders Meeting (A) with the prior written consent of Cardinal; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Sarg Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Sarg stockholders prior to the Sarg Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Sarg Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Sarg Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Sarg Stockholders Meeting without the prior written consent of Cardinal. Sarg shall, upon the reasonable request of Cardinal, advise Cardinal at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Sarg Stockholders Meeting as to the aggregate tally of proxies received by Sarg with respect to the Sarg Stockholder Approval.

(ii)    Sarg shall, through the Sarg Board, make the Sarg Recommendation and include such Sarg Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the Sarg Share Issuance and the Amended Sarg Charter and (B) take all other actions necessary or advisable to secure the Sarg Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Sarg Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify or amend, or propose publicly to withhold, withdraw, modify, qualify or amend, in a manner adverse to Cardinal, the approval, determination of advisability, or recommendation by the Sarg Board of, the Sarg Share Issuance and the Amended Sarg Charter, (y) make, or permit any director or executive officer to make, any public statement in connection with the Sarg Stockholders Meeting (including by or on behalf of Sarg, the Sarg Board or such committee) that would reasonably be expected to have the same effect or (z)(1) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or fail to publicly and without qualification recommend against any Competing Proposal or (2) fail to reaffirm the Sarg Recommendation, in either case within ten (10) Business Days after such Competing Proposal is made public or after any reasonable, written request by Cardinal to do so (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “Sarg Adverse Recommendation Change”).

(iii)     Notwithstanding any Sarg Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter shall be submitted to the stockholders of Sarg for approval at the Sarg Stockholders Meeting whether or not (x) the Sarg Board shall have effected a Sarg Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Sarg or any of its Representatives.

(c)    Cardinal Shareholders Meeting.

(i)    Cardinal shall, promptly following the date on which the Form S-4 has been filed with the SEC and in accordance with Section 5.3(d), establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the “Cardinal Shareholders Meeting”) for the purpose of seeking the Cardinal Shareholder Approval; provided, however, that Cardinal may postpone or adjourn the Cardinal Shareholders Meeting (A) with the prior written consent of Sarg; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Cardinal Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Cardinal’s shareholders prior to the Cardinal Shareholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Cardinal Shareholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Cardinal Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Cardinal Shareholders Meeting without the prior written consent of Sarg. Cardinal shall, upon the reasonable request of Sarg, advise Sarg at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Cardinal Shareholders Meeting as to the aggregate tally of proxies received by Cardinal with respect to the Cardinal Shareholder Approval.

(ii)    Cardinal shall, through the Cardinal Board, make the Cardinal Recommendation and include such Cardinal Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Cardinal Shareholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Cardinal Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify or amend, or propose publicly to withhold, withdraw, modify, qualify or amend, in a manner adverse to Sarg, the approval, determination of advisability, or recommendation by the Cardinal Board or such committee of, this Agreement, the Merger and the other Transactions contemplated hereby, (y) make, or permit any director or executive officer to make, any public statement in connection with the Cardinal Shareholders Meeting (including by or on behalf of Cardinal, the Cardinal Board or such committee) that would reasonably be expected to have the same effect or (z)(1) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or fail to publicly and without qualification recommend against any Competing Proposal or (2) fail to reaffirm the Cardinal Recommendation, in either case within ten (10) Business Days after such Competing Proposal is made public or after any reasonable, written request by Sarg to do so (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “Cardinal Adverse Recommendation Change”).

(iii)     Notwithstanding any Cardinal Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of Cardinal for approval at the Cardinal Shareholders Meeting whether or not (x) the Cardinal Board shall have effected a Cardinal Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Cardinal or any of its Representatives.

(d)    Sarg and Cardinal will use their respective reasonable best efforts to hold the Sarg Stockholders Meeting and the Cardinal Shareholders Meeting on the same date.

5.4    No Solicitation of Transactions.

(a)    Each of Sarg and Cardinal shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or that could reasonably be expected to lead to a Competing Proposal, and shall request to have promptly returned or destroyed, as applicable, any information that has been provided to any Person in connection with any such discussions or negotiations that could reasonably be expected to lead to a Competing Proposal. From the date hereof until the earlier of the Effective Time or the date, if any, of the termination of this Agreement in accordance with Article 7, each of Sarg and Cardinal shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information which has not been previously publicly disseminated), or take any other action that could reasonably be expected to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that if, prior to obtaining the Sarg Stockholder Approval (in the case of Sarg) or the Cardinal Shareholder Approval (in the case of Cardinal) and following the receipt of a bona fide written unsolicited Competing Proposal made after the date hereof and the Sarg Board or the Cardinal Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Sarg Board or the Cardinal Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with the directors’ duties to Sarg under applicable Law (in the case of the Sarg Board) or the directors’ fiduciary duties to Cardinal’s shareholders under applicable Law (in the case of the Cardinal Board), then Sarg or Cardinal may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Sarg or Cardinal, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 5.4, each of Cardinal and Sarg shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal or any proposal or offer that would reasonably be expected to lead to any Competing Proposal (an “Alternative Acquisition Agreement”); (2) take any action to make the provisions of any Takeover Statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Cardinal Board or the Sarg Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with the directors’ duties under applicable Law), or (4) propose to do any of the foregoing. For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

(b)    Notwithstanding any other provision of this Agreement, including Section 5.3, but subject to compliance with this Section 5.4, prior to obtaining the Sarg Stockholder Approval (in the case of Sarg) or the Cardinal Shareholder Approval (in the case of Cardinal) and following the receipt of a bona fide written Competing Proposal made after the date hereof that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Sarg Board or the Cardinal Board, as applicable, may effect a Sarg Adverse Recommendation Change within the meaning of clauses (x), (y) and (z)(2) of the definition thereof or a Cardinal Adverse Recommendation Change within the meaning of clauses (x), (y) and (z)(2) of the definition thereof, as applicable or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 7.1(c)(iv) or Section 7.1(d)(iv), as applicable, or both, but in each case if and only if (i) the Sarg Board or the Cardinal Board, as applicable, concludes in good faith, after consultation with Sarg’s or Cardinal’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Cardinal Board or the Sarg Board, as applicable, provides the other party five (5) Business Days prior written notice of its intention to take such action (a “Competing Proposal Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the five (5) Business Days following such written notice (the “Negotiation Period”), if requested by the other party, the Board of Directors of the applicable Party proposing to effect the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the Negotiation Period, the Sarg Board or Cardinal Board, as applicable, concludes in good faith, after consultation with Sarg’s or Cardinal’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Sarg’s or Cardinal’s outside legal counsel, as applicable, that the failure to make such a Sarg Adverse Recommendation Change or Cardinal Adverse Recommendation Change, as applicable, would be inconsistent with the exercise, in the case of the Sarg Board, of the directors’ duties to Sarg under applicable Law or, in the case of the Cardinal Board, of the directors’ fiduciary duties to the shareholders of Cardinal under applicable Law. Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of receipt of such new Competing Proposal Notice.

(c)    In addition to the obligations of Cardinal and Sarg set forth in Section 5.4(a) and Section 5.4(b), Cardinal or Sarg, as applicable, shall promptly, and in any event no later than 24 hours, after it (x) receives (i) any Competing Proposal, (ii) any request for non-public information relating to Cardinal or Sarg or their respective Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal or (y) responds thereto, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry, response or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry, response or Competing Proposal), including any modifications thereto. Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry, response or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 5.4. Each of Cardinal and Sarg agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Cardinal or Sarg and their respective Subsidiaries that Cardinal or Sarg provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

(d)    Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Cardinal Shareholder Approval or the Sarg Stockholder Approval, as applicable, the Cardinal Board or the Sarg Board, as applicable, may make a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, in response to such Intervening Event would be inconsistent with the directors’ duties to Sarg under applicable Law (in the case of the Sarg Board) or the directors’ fiduciary duties to its shareholders under applicable Law (in the case of the Cardinal Board), as applicable; provided that (x) the Cardinal Board or the Sarg Board, as applicable, has given the other party at least five (5) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make such a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, would not be inconsistent with the directors’ duties under applicable Law.

(e)    Nothing contained in this Agreement shall prohibit the Cardinal Board or the Sarg Board from (i) taking and disclosing to their shareholders, as applicable, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their shareholders, as applicable, if the Sarg Board or Cardinal Board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with the directors’ duties to shareholders under, or would violate applicable Law; or (iii) making accurate disclosure to their shareholders, as applicable, of factual information regarding the business, financial condition or results of operations of Cardinal or Sarg or the fact that a Competing Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable), so long as (A) any such disclosure includes the Cardinal Recommendation or the Sarg Recommendation, as applicable, without any modification or qualification thereof and continues the prior recommendation of the Cardinal Board or Sarg Board, as the case may be, and (B) does not contain either an express Cardinal Adverse Recommendation Change or an express Sarg Adverse Recommendation Change, as applicable, or any other statements by or on behalf of the Board of Directors of such party which would reasonably be expected to have the same effect as a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable.

(f)    Any failure of Cardinal’s or Sarg’s respective Subsidiaries or its and their respective Representatives to fully comply with this Section 5.4 (as if such Subsidiaries or Representatives were directly subject to this Section 5.4) shall be deemed a breach of this Section 5.4 by Cardinal or Sarg, as applicable.

(g)    For purposes of this Agreement:

(i)    “Competing Proposal” shall mean, other than the Transactions, any proposal, offer or inquiry from a third party relating to (A) a merger, reorganization, sale or license of assets, share exchange, tender offer, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Cardinal or Sarg, as applicable, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Cardinal or Sarg, as applicable, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Cardinal Common Stock or the Sarg Common Stock, as applicable, or any other Equity Interests in Cardinal or Sarg, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of the shares of Cardinal Common Stock or Sarg Common Stock, as applicable or any other Equity Interests of Cardinal, Sarg or any of their respective Subsidiaries or (E) any combination of the foregoing.

(ii)    “Intervening Event” means any positive material event, development or change in circumstances that first occurs, arises or becomes known to Cardinal or Sarg, as applicable, or its respective Board of Directors after the date of this Agreement, to the extent that such event, development or change in circumstances was not known or reasonably foreseeable as of the date of this Agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Cardinal Common Stock or Sarg Common Stock, as applicable (provided, however, that the exception set forth in this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (3) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception set forth in this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (4) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.6, and the consequences of any such action.

(iii)    “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “80%”) made by a third party which was not solicited by Cardinal or Sarg or any of their respective Representatives and which, in the good faith judgment of the Cardinal Board or the Sarg Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal in addition to such other factors as the Cardinal Board or the Sarg Board, as applicable, considers to be appropriate, (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to Cardinal’s shareholders or Sarg stockholders, as applicable, from a financial point of view, than the Merger and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

5.5    Access to Information; Confidentiality.

(a)    Upon reasonable notice, each of Cardinal and Sarg shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Cardinal and Sarg shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Cardinal or Sarg or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law. In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, the parties shall advise the other party of the subject matter of any such information that cannot be disclosed and shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated September 1, 2017 (the “Confidentiality Agreement”), between Cardinal and Sarg, which Confidentiality Agreement shall remain in full force and effect.

(b)    No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.6    Appropriate Action.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all necessary consents, approvals or waivers from third parties, including under any Contract to which Cardinal or Sarg or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity or Educational Agency (including, the Cardinal Pre-Closing Educational Consents and the Sarg Pre-Closing Educational Consents (if any) and in connection with the HSR Act), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully carry out the purposes of this Agreement; provided that in no event shall the “reasonable best efforts” of any party include the obligation to defend or prosecute any suit, arbitration or other adversarial proceeding (in each case, whether judicial, arbitral or administrative) by or against any Governmental Entity or any Educational Agency. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Cardinal and Sarg shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to Cardinal or Sarg, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Cardinal and its Subsidiaries; (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, each of Cardinal and Sarg shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity or Educational Agency, Cardinal and Sarg shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written substantive communications received by Cardinal or Sarg, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity, Educational Agency and/or third party with respect to the Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity or Educational Agency in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of Cardinal and Sarg shall, and shall cause their respective affiliates to, make or cause to be made (i) all filings required under the HSR Act with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement and (ii) (A) the filing no later than thirty (30) days after the date of this Agreement a Preacquisition Review Application in respect of each Title IV Cardinal School to the extent that such filing has not been made in respect of a Title IV Cardinal School prior to the date of this Agreement, (B) the filing, as promptly as practicable, and in any event by December 1, 2017, of a materially complete change of control or substantive change application with the HLC with respect of each HLC-accredited Cardinal School, as applicable, (C) the prompt use of Sarg’s and Cardinal’s respective reasonable best efforts to obtain the Cardinal Pre-Closing Educational Consents and any Sarg Pre-Closing Educational Consents which efforts shall include the prompt filing of all required applications, notices, reports and other filings, and (D) the filing, as promptly as practicable, of any notice of the Transactions contemplated by this Agreement with any Educational Agency from which an Educational Approval is currently in effect for any Cardinal School and from which an Educational Consent is not required until after the Closing. In addition, and without limiting the foregoing, Sarg and the Sarg Schools shall, to the extent specifically required by any Educational Agency, submit any application, report or other filing requested by any Educational Agency with respect to the Transactions, whether before or after the Closing Date.

(b)    Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither Cardinal or Sarg (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Cardinal or Sarg or their respective Subsidiaries. For the avoidance of doubt, this Section 5.6(b) does not apply to any Educational Approvals.

5.7    Certain Notices. Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity, Educational Agency or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Sarg and Cardinal shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity or Educational Agency in connection with the Transactions.

5.8    Public Announcements. Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (x) to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance or (y) in the case of any release or announcement in connection with a Competing Proposal, a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable, and otherwise not in violation of Section 5.4. Cardinal and Sarg agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties. In addition, subject to the right of the Cardinal Board to make a Cardinal Adverse Recommendation Change or the Sarg Board to make a Sarg Adverse Recommendation Change, in each case in accordance with and subject to the terms and conditions of Section 5.4, Cardinal and Sarg agree to cause their respective directors and officers to refrain from taking any position in any public statement that is (a) contrary to the positions previously taken by Sarg and Cardinal with respect to this Agreement and the Transactions, including the Merger, or (b) reasonably likely to have an material adverse impact on the ability of the parties hereto to consummate the Transactions.

5.9    Indemnification.

(a)    From and after the Effective Time, Sarg shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Cardinal’s and Sarg’s organizational documents in effect as of the date of this Agreement and (iii) any Contract of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of Cardinal, Sarg and any of their respective Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)    Sarg agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its articles of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Sarg shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Cardinal, Sarg or any of their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)    Prior to the Effective Time, Cardinal shall purchase a “tail” directors’ and officers’ liability insurance policy with coverage and amounts containing terms and conditions that are substantially equivalent to and in any event not less favorable to the insured Persons in the aggregate with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the other Transactions) than the current policies of directors’ and officers’ liability insurance maintained by Cardinal if the cost thereof does not exceed 300% of the last annual premium paid by Cardinal for the current policies of directors’ and officers’ liability insurance maintained by Cardinal before the date of this Agreement; provided, however, that if Cardinal is unable to so acquire such a “tail” policy then Sarg shall cause the Surviving Corporation to maintain in effect for at least six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by Cardinal or policies with coverage and amounts containing terms and conditions that are no less advantageous insured Persons with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the other Transactions) so long as Cardinal or the Surviving Corporation are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by Sarg for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Cardinal is unable to obtain the “tail” policy and Sarg or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Sarg shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d)    In the event that either Sarg or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Sarg shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e)    The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Cardinal’s, Sarg’s or any of their respective Subsidiaries’ organizational documents in effect as of the date of this Agreement or in any Contract of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement. The obligations of Sarg and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Cardinal, Sarg or any of their respective Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10    Stock Exchange Listing. Sarg shall use its reasonable best efforts to cause the shares of Sarg Common Stock to be issued in connection with the Merger (including shares of Sarg Common Stock to be issued upon exercise of Sarg Stock Options or vesting of Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units), to be listed on the NASDAQ (or such other stock exchange as may be mutually agreed upon by Cardinal and Sarg), subject to official notice of issuance, prior to the respective Effective Time.

5.11    Section 16 Matters. Prior to the Effective Time, Cardinal and Sarg shall take all such steps as may be required to cause any dispositions of Cardinal Common Stock (including derivative securities with respect to Cardinal Common Stock) or acquisitions of Sarg Common Stock (including derivative securities with respect to Sarg Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cardinal, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12    Shareholder Litigation. Each of Cardinal and Sarg shall provide the other party the opportunity to participate in the defense of any litigation brought by shareholders of Cardinal or stockholders of Sarg or in the name of Cardinal or Sarg against Cardinal or Sarg, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Merger (“Transaction Litigation”); provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not be unreasonably withheld, conditioned of delayed).

5.13    Tax Matters.

(a)    Each of the parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall consider in good faith such amendments to this Agreement as may be reasonably required to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that no party will be required to agree to any such amendment).

(b)    Each of the parties shall use its reasonable best efforts to obtain the Tax opinions to be attached as exhibits to the Joint Proxy Statement and the Form S-4 and the Tax opinions described in Sections 6.2(d) and 6.3(d), including by (i) delivering to Kirkland & Ellis LLP and Latham & Watkins LLP, prior to the filing of the Joint Proxy Statement and the Form S-4, tax representation letters in substantially the forms set forth in Section 5.13(b)(i) of the Sarg Disclosure Schedule and Section 5.13(b)(i) of the Cardinal Disclosure Schedule, respectively, and (ii) delivering to Kirkland & Ellis LLP and Latham & Watkins LLP, dated and executed as of the dates of such Tax opinions, tax representation letters in substantially the forms set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule, respectively. Each of the parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.13(b).

(c)    This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. The parties shall treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.14    Employee Matters.

(a)    Sarg and Cardinal agree to the general terms set forth on Section 5.14(a) of the Cardinal Disclosure Schedule. To the extent permitted by applicable Laws, Sarg shall credit, or shall cause the Surviving Corporation and its Subsidiaries to credit, each employee of Sarg, Cardinal or any of their respective Subsidiaries as of the Closing (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Sarg or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) with his or her years of service with Sarg, Cardinal or any of their respective Subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such Continuing Employee participates following the Closing (the “Post-Closing Plan”), to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Sarg Benefit Plan or Cardinal Benefit Plan, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), except to the extent such recognition would result in a duplication of benefits. Notwithstanding the foregoing, no service prior to the Closing Date shall be required to be credited for the purpose of benefit accrual or eligibility for any defined benefit pension plan, early retirement benefits or subsidies or participation under any defined benefit pension plan, nor for purposes of eligibility or participation under any retiree medical plan.

(b)    In addition, and without limiting the generality of Section 5.14(a), this Section 5.14(b) or any other provisions herein, (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee and his or her dependents, Sarg shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Sarg Benefit Plan or Cardinal Benefit Plan, (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Sarg or Cardinal (or their respective Subsidiaries), as applicable, prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any Pre-Closing Plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such Continuing Employees under any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Sarg Benefit Plan or Cardinal Benefit Plan.

(c)    Without limiting the generality of the foregoing, each Continuing Employee who satisfies the eligibility requirements of a Sarg Benefit Plan or a Cardinal Benefit Plan that is a 401(k) plan shall be eligible to participate in a 401(k) plan maintained by Sarg or the Surviving Corporation following the Closing (each, a “Post-Closing 401(k) Plan”) and shall be credited with eligibility service and vesting service for all periods of service with Sarg and Cardinal, and their respective Subsidiaries to the extent so credited with such service under the applicable 401(k) plan as of the Closing Date. Additionally, in the event Sarg or any of its Subsidiaries freezes a 401(k) plan after the Closing Date, each Continuing Employee who participates in such frozen plan shall, following such action, become eligible to participate in a Post-Closing 401(k) Plan.

(d)    Notwithstanding anything to the contrary set forth in this Section 5.14 or otherwise in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Sarg or the Surviving Corporation to terminate, any Continuing Employee for any reason in their sole business discretion, (ii) to establish, amend, or modify any benefit plan, program, agreement or arrangement (including any Sarg Benefit Plan or Cardinal Benefit Plan), or (iii) require Sarg or the Surviving Corporation or any of their Subsidiaries to continue any Sarg Benefit Plan or Cardinal Benefit Plan or prevent or interfere with the rights of Sarg, the Surviving Corporation or any of their Subsidiaries with respect to the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 5.14 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.14 shall create such rights in any such persons.

5.15    Interim Financial Reports

(a)    From the date of this Agreement through the Closing, Sarg shall furnish to Cardinal promptly after the end of each week (or, where indicated in Section 5.15(a) of the Sarg Disclosure Schedule, the end of each month), a copy of a financial report (the “Sarg Financial Report”) for such period, the form of which is set forth in Section 5.15(a) of the Sarg Disclosure Schedule. Cardinal agrees that it shall: (i) maintain all Sarg Financial Reports in strict confidence in accordance with the provisions of the Confidentiality Agreement; and

(ii) not disclose or make available to any directors, officers, employees, members, partners, agents or employees of Cardinal other than the chief executive officer, the chief financial officer and general counsel of Cardinal.

(b)    From the date of this Agreement through the Closing, Cardinal shall furnish to Sarg promptly after the end of each week (or, where indicated in Section 5.15(b) of the Cardinal Disclosure Schedule, the end of each month) a copy of a financial report (the “Cardinal Financial Report”) for such period, the form of which is set forth in Section 5.15(b) of the Cardinal Disclosure Schedule. Sarg agrees that it shall: (i) maintain all Cardinal Financial Reports in strict confidence in accordance with the provisions of the Confidentiality Agreement; and (ii) not disclose or make available to any directors, officers, employees, members, partners, agents or employees of Sarg other than the chief executive officer, the chief financial officer and general counsel of Sarg.

(c)    None of the information provided pursuant to Section 5.15(a) or Section 5.15(b) shall affect any of the representations or warranties of the parties, and by providing such information no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1    Conditions to Obligations of Each Party Under This Agreement. The obligations of Cardinal, Sarg, and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)    Shareholder Approvals. Sarg shall have obtained the Sarg Stockholder Approval, and Cardinal shall have obtained the Cardinal Shareholder Approval.

(b)    NASDAQ Listing. The shares of Sarg Common Stock issuable to the shareholders of Cardinal pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c)    Statutes and Injunctions. No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity or Educational Agency (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins, prevents, or makes illegal the consummation of the Merger and shall continue in effect.

(d)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)    HSR Act; Other Competition Authority Approvals. (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and (ii) the other antitrust, competition, investment, trade regulation or similar approvals set forth in Section 6.1(e) of the Cardinal Disclosure Schedule and the Sarg Disclosure Schedule shall have been obtained and shall be in effect and, if applicable, the waiting period, together with any extensions thereof, or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

(f)    Educational Approvals. Cardinal shall have received a DOE Preacquisition Review Notice which shall not (i) indicate the existence of any impediment to the issuance by the DOE of a TPPPA with respect to any Title IV Cardinal School following the Closing that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect; or (ii) include any terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

(g)    (i) HLC and MSCHE, as applicable, shall not have taken any action to place Cardinal University or Sarg University, as applicable, on warning, probation or show-cause status, in all cases where such action could reasonably be expected to result in in the loss of the institutional accreditation status of Cardinal University or Sarg University, as applicable, (ii) no Educational Agency shall have taken any action that could reasonably be expected to result in a loss of any Educational Approval held by a Cardinal School or a Sarg School, as applicable, and (iii) no Educational Agency shall have taken any action that could reasonably be expected to result in a change in the status of any Educational Approval held by a Cardinal School or a Sarg School, as applicable, except, in the case of subclause (ii) and (iii), any action, in each case, that individually or in the aggregate, would not reasonably be expected to result in a Combined Company Material Adverse Effect.

(h)    The Cardinal Pre-Closing Educational Consents and, if any, the Sarg Pre-Closing Educational Consents, shall have been effectuated or obtained, as applicable, without any terms or conditions that individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

(i)    Neither Cardinal nor Sarg shall have received any communication in written or electronic form from an employee, agent or representative of any Educational Agency, excluding the DOE, (which communication has not been superseded or negated by later communication) with respect to Educational Consents required to be obtained post-Closing and set forth on Section 6.1(i) of the Cardinal Disclosure Schedule or, if any, Section 6.1(i) of the Sarg Disclosure Schedule that shall not have been required to be secured prior to Closing to the effect that such approval will not be granted; provided that the conditions set forth in this Section 6.1(i) shall not be satisfied if any such communication indicates that any such Educational Consent will be granted with terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

6.2    Conditions to Obligations of Cardinal Under This Agreement. The obligations of Cardinal to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)    The representations and warranties of Sarg and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Sarg Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Sarg Material Adverse Effect; provided, that (i) the representations and warranties set forth in the first three sentences of Section 3.2(a) to the extent applicable to Sarg (and not its Subsidiaries) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except in each case for de minimis inaccuracies, (ii) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (Sarg Capitalization) (other than as covered by clause (i)), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees), Section 3.20 (Opinion of Financial Advisor), Section 3.21 (Ownership of Cardinal Common Stock; Takeover Laws) and Section 3.23 (Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. Cardinal shall have received a certificate validly executed and signed on behalf of Sarg by an executive officer of Sarg certifying that this condition has been satisfied.

(b)    Sarg and Merger Sub shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and

Cardinal shall have received a certificate validly executed and signed on behalf of Sarg by an executive officer of Sarg certifying that this condition has been satisfied.

(c)    No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement and be continuing that has had, or would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect.

(d)    Cardinal shall have received (i) a written opinion from Tax Counsel, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Cardinal Tax Opinion”) and (ii) a copy of the Sarg Tax Opinion. In rendering such opinion, Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Sarg and Cardinal, in substantially the forms attached set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule.

6.3    Conditions to Obligations of Sarg and Merger Sub Under This Agreement. The obligations of Sarg and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)    The representations and warranties of Cardinal set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Cardinal Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect; provided, that (i) the representations and warranties set forth in the first three sentences of Section 4.2(a) to the extent applicable to Cardinal (and not its Subsidiaries) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except in each case for de minimis inaccuracies, (ii) the representations and warranties set forth in in Section 4.1 (Corporate Organization), Section 4.2 (Cardinal Capitalization) (other than as covered by clause (i)), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Broker’s Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.21 (Ownership of Sarg Common Stock; Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. Sarg shall have received a certificate validly executed and signed on behalf of Cardinal by an executive officer of Cardinal certifying that this condition has been satisfied.

(b)    Cardinal shall have performed or complied with, as applicable, all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Sarg shall have received a certificate validly executed and signed on behalf of Cardinal by an executive officer of Cardinal certifying that this condition has been satisfied.

(c)    No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement and be continuing that has had, or would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect.

(d)    Sarg shall have received (i) a written opinion from Tax Counsel, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Sarg Tax Opinion”) and (ii) a copy of the Cardinal Tax Opinion. In rendering such opinion, Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Sarg and Cardinal, in substantially the forms set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Cardinal Shareholder Approval or the Sarg Stockholder Approval:

(a)    By mutual written consent of Cardinal and Sarg;

(b)    By either Cardinal or Sarg:

(i)    if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger; provided, that the right to terminate the Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(ii)    if the Transactions shall not have been consummated by July 31, 2018 whether such date is before or after the date of the Cardinal Shareholder Approval and the Sarg Stockholder Approval; provided, that in the event that, as of July 31, 2018, all conditions to Closing set forth in Article 6 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date) other than the conditions set forth in Section 6.1(c) (solely with respect to the matters addressed in Sections 6.1(e), (f) or (h)) or Sections 6.1(e), (f) or (h) , the termination date shall be automatically extended to March 31, 2019 (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure of the Transactions to be consummated by such time;

(iii)    if the Cardinal Shareholder Approval shall not have been obtained upon a vote taken thereon at the Cardinal Shareholders Meeting duly convened therefor or at any postponement or adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Cardinal if Cardinal’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Cardinal Shareholder Approval; or

(iv)    if the Sarg Stockholder Approval shall not have been obtained upon a vote taken thereon at the Sarg Stockholders Meeting duly convened therefor or at any postponement or adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Sarg if Sarg’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Sarg Stockholder Approval;

(c)    By Sarg:

(i)    if Cardinal shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Cardinal prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Cardinal by Sarg of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

(ii)    if Cardinal shall have breached in any material respect any of its obligations under Section 5.4;

(iii)    if the Cardinal Board has effected a Cardinal Adverse Recommendation Change; or

(iv)    if, prior to the Sarg Stockholder Approval, the Sarg Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Sarg is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.4(b), and (y) immediately prior to or substantially concurrently with such termination, Sarg shall pay the Sarg Termination Fee to Cardinal pursuant to Section 7.3(d);

(d)    By Cardinal:

(i)    if Sarg shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Sarg prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Sarg by Cardinal of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

(ii)    if Sarg shall have breached in any material respect any of its obligations under Section 5.4;

(iii)    if the Sarg Board has effected a Sarg Adverse Recommendation Change; or

(iv)    if, prior to the Cardinal Shareholder Approval, the Cardinal Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Cardinal is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.4(b), and (y) immediately prior to or substantially concurrently with such termination, Cardinal shall pay the Cardinal Termination Fee to Sarg pursuant to Section 7.3(b).

7.2    Effect of Termination. In the event of the valid termination of this Agreement by either Cardinal or Sarg as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cardinal, Sarg or Merger Sub, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for Willful Breach or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

7.3    Termination Fee; Expenses.

(a)    Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by Cardinal and Sarg), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b)    Cardinal shall pay to Sarg $25,000,000 (the “Cardinal Termination Fee”), if this Agreement is terminated as follows:

(i)    if this Agreement is terminated pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(d)(iv), then Cardinal shall pay the Cardinal Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)    (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the shareholders of Cardinal contemplated by this Agreement at the Cardinal Shareholders Meeting having occurred or otherwise without the Cardinal Shareholder Approval having been obtained, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Cardinal Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of Cardinal contemplated by this Agreement at the Cardinal Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Cardinal enters into a definitive agreement in respect of a Competing Proposal, then Cardinal shall pay the Cardinal Termination Fee (less any Expenses previously paid to Sarg pursuant to Section 7.3(c)) on the second Business Day following the earlier of the date Cardinal enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

Any Cardinal Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds. Any Expenses of Sarg due under this Section 7.3(b) shall be (x) reduced by the amount of Expenses, if any, paid pursuant to Section 7.3(c) and (y) paid by wire transfer of immediately available funds no later than two Business Days after Cardinal’s receipt from Sarg of an itemized statement identifying such Expenses.

(c)    Cardinal shall pay to Sarg its Expenses in an amount not to exceed $8,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) or (ii) pursuant to Section 7.1(c)(i). Any Expenses of Sarg due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two Business Days after Cardinal’s receipt from Sarg of an itemized statement identifying such Expenses.

(d)    Sarg shall pay to Cardinal $25,000,000 (the “Sarg Termination Fee”) if this Agreement is terminated as follows:

(i)    if this Agreement is terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii) or Section 7.1(c)(iv), then Sarg shall pay the Sarg Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)    (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the stockholders of Sarg contemplated by this Agreement at the Sarg Stockholders Meeting having occurred or otherwise without the Sarg Stockholder Approval having been obtained, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Sarg Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Sarg contemplated by this Agreement at the Sarg Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Sarg enters into a definitive agreement in respect of a Competing Proposal, then Sarg shall pay the Sarg Termination Fee (less any Expenses previously paid to Cardinal pursuant to Section 7.3(e)) on the second Business Day following the earlier of the date Sarg enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

Any Sarg Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds. Any Expenses of Cardinal due under this Section 7.3(d) shall be (x) reduced by the amount of Expenses, if any, paid pursuant to Section 7.3(e) and (y) paid by wire transfer of immediately available funds no later than two Business Days after Sarg’s receipt from Cardinal of an itemized statement identifying such Expenses.

(e)    Sarg shall pay to Cardinal its Expenses in an amount not to exceed $8,000,000 if this Agreement is terminated (i) pursuant to Section 7.1(b)(iv) or (ii) pursuant to Section 7.1(d)(i). Any Expenses of Cardinal due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two Business Days after Sarg’s receipt from Cardinal of an itemized statement identifying such Expenses.

(f)    The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Sarg or Cardinal, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Cardinal Termination Fee or the Sarg Termination Fee is payable and actually paid to Cardinal or Sarg in accordance with this Section 7.3, payment of such Cardinal Termination Fee or Sarg Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party’s shareholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Cardinal Termination Fee or the Sarg Termination Fee, expanding the circumstances in which the Cardinal Termination Fee or the Sarg Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Cardinal Termination Fee or the Sarg Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Cardinal Termination Fee and the Sarg Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a Cardinal Termination Fee or a Sarg Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Willful Breach or fraud.

7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained; provided, that after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Cardinal or stockholders of Sarg without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Cardinal or stockholders of Sarg, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8

GENERAL PROVISIONS

8.1    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

8.2    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Sarg or Merger Sub, addressed to it at:

Strayer Education Inc.

2303 Dulles Station Boulevard

Herndon, VA 20171

Tel: 1-202-879-5017

Attention:	Viet D. Dinh
Email:	viet.dinh@strayer.edu

with a copy to (for information purposes only):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Tel: 1-212-446-5944

Fax: 1-212-446-4900

Attention:	Sarkis Jebejian, P.C.
Mark D. Director
Clement Smadja
Email:	sarkis.jebejian@kirkland.com
mark.director@kirkland.com clement.smadja@kirkland.com

If to Cardinal, addressed to it at:

Capella Education Company

Capella Tower

225 South 6th Street, 9th Floor

Minneapolis, MN 55402

Tel: (612) 977-5810

Fax: (612) 977-5660

Attention:	Steven L. Polacek
Richard Senese, PhD
Email:	Steve.Polacek@Capella.edu
Dick.Senese@Capella.edu

with a copy to (for information purposes only):

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, California 92626-1925

Tel: (714) 755-8197

Fax: (714) 755-8290

Attention:	Michael A. Treska
Mark D. Gerstein
Paul D. Tosetti
Email:	Michael.Treska@lw.com
Mark.Gerstein@lw.com
Paul.Tosetti@lw.com

8.3    Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to Cardinal or Sarg, as applicable, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Competing Proposal); provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions, including the HLC.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Sarg, Cardinal or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“associate” has the meaning set forth in Section 3-601 of the MGCL.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Cardinal Disclosure Schedule” means the disclosure schedule delivered by Cardinal to Sarg prior to the execution of this Agreement.

“Cardinal ESPP” means the Cardinal Education Company Employee Stock Purchase Plan.

“Cardinal Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to (x) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cardinal and its Subsidiaries, taken as a whole or (y) prevent or materially delay the consummation of the Transactions; provided, however, that, in the case of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Cardinal Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions in the United States, (ii) any changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Cardinal and its Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided that the exception in this clause (v) shall not apply for purposes of the representations and warranties in Sections 4.4, 4.11(g), 4.11(i), 4.16(a)(xvi) and 4.17(b)), (vi) changes in Cardinal’s stock price or the trading volume of Cardinal’s stock or any change in the credit rating of Cardinal (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (ix) any Transaction Litigation; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Cardinal and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Cardinal and its Subsidiaries conduct their businesses.

“Cardinal School” means any educational intuition or location owned or operated by Cardinal or any of its Subsidiaries.

“Cardinal University” means Cardinal University, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cardinal and Sarg and their respective Subsidiaries, taken as a whole; provided, however, that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Combined Company Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory (other than educational regulatory) conditions in the United States, (ii) any changes of GAAP (or, in each case, any authoritative interpretations thereof) or (iii) any non-regulatory changes generally affecting the industries in which Cardinal or Sarg and their respective Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry; provided, that in the case of clauses (i), (ii) and (iii), if and only to the extent such changes do not have a disproportionate impact on Cardinal or Sarg and their respective Subsidiaries, taken as a whole, as compared to other participants in the industries in which Cardinal or Sarg and their respective Subsidiaries conduct their businesses.

“Contract” means any agreements, arrangements, commitments, understandings, contracts, leases and subleases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“Disclosure Schedules” means the Cardinal Disclosure Schedule and the Sarg Disclosure Schedule.

“DOE” means the U.S. Department of Education or any successor agency.

“DOE Preacquisition Review Notice” means a written notice from the DOE following the DOE’s review of the applicable Preacquisition Review Application.

“Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including the DOE, any Accrediting Body, and State Educational Agency or any foreign regulator.

“Educational Approval” means any approval issued or required to be issued by an Educational Agency to a Cardinal School or a Sarg School, as applicable, with respect to any aspect of such Cardinal School’s operations or such Sarg School’s operations, as applicable, subject to the oversight of such Educational Agency, including any such approval for such Cardinal School or such Sarg School, as applicable, to participate in any program of Student Financial Assistance offered or administered by such Educational Agency, but excluding any approval issued to any Cardinal School’s employees or any Sarg School’s employees, as applicable, on an individual basis.

“Educational Consent” means any filing, notice, report, consent, registration, approval or authorization required to be made with or obtained from any Governmental Entity, including any Educational Agency, in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the Transactions, whether before or after the Closing, in order to maintain, continue or reinstate any Educational Approval held by any Cardinal School or any Sarg School.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or other equity interest or voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor or based upon the value thereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with Cardinal or Sarg, as applicable, is required to be treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other Transactions.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction (public or private), but excluding any Educational Agency.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE.

“HLC” means the Higher Learning Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and I registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Joint Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Cardinal Shareholders Meeting and the Sarg Stockholders Meeting.

“Knowledge” and “known” means the actual knowledge of the officers of Sarg set forth in Section 8.3(a) of the Sarg Disclosure Schedule or of the officers of Cardinal set forth in Section 8.3(a) of the Cardinal Disclosure Schedule, as the case may be.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“MBCA” means the Minnesota Business Corporation Act.

“Merger Consideration Value” means the product obtained by multiplying (i) the Merger Consideration by (ii) the VWAP of Sarg Common Stock.

“MGCL” means the Maryland General Corporation Law.

“MSCHE” means the Middle States Commission on Higher Education.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Company Share” means, with respect to a Cardinal Director Stock Option, a number of whole and partial shares of Cardinal Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Cardinal Common Stock subject to such Cardinal Director Stock Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Cardinal Common Stock subject to such Cardinal Director Stock Option or Cardinal Non-Employee Stock Option, by (b) the Merger Consideration Value.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Cardinal included in the Cardinal SEC Documents or Sarg included in the Sarg SEC Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property and (v) restrictions on transfers under applicable securities Laws.

“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, Educational Agency, other entity or group (as defined in Section 13(d) of the Exchange Act).

“PPA” means a program participation agreement issued to a postsecondary institution, and to be countersigned by or on behalf of the secretary of the DOE, evidencing such institution’s eligibility for and participation in Title IV Programs, and includes a TPPPA.

“Preacquisition Review Application” means a materially complete electronic application to the DOE marked for preacquisition review, together with any required exhibits or attachment.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

“Sarg Disclosure Schedule” means the disclosure schedule delivered by Sarg to Cardinal prior to the execution of this Agreement.

“Sarg Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to (x) be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Sarg and its Subsidiaries, taken as a whole or (y) prevent or materially delay the consummation of the Transactions; provided, however, that, in the case of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Sarg Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions in the United States, (ii) any changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Sarg and its Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided that the exception in this clause (v) shall not apply for purposes of the representations and warranties in Sections 3.4, 3.11(g), 3.11(i), 3.16(a)(xvi) and 3.17(b)), (vi) changes in Sarg’s stock price or the trading volume of Sarg’s stock or any change in the credit rating of Sarg (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (ix) any Transaction Litigation; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Sarg and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Sarg and its Subsidiaries conduct their businesses.

“Sarg School” means any educational institution or location owned or operated by Sarg or any of its Subsidiaries.

“Sarg Share Issuance” means the issuance of shares of Sarg Common Stock in the Merger pursuant to Section 2.1.

“Sarg University” means Sarg University, LLC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides an approval, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state including any distance education.

“Student Financial Assistance” means any form of student financial assistance, grants or loans that is administered by any Educational Agency or other Governmental Entity, including the Title IV Programs and any other program authorized by the HEA and administered by the DOE.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Substantial Control” means, with respect to a Person, (1) holding at least a 25% ownership interest in the Person, whether directly, indirectly, or together with family members (as that term is defined at 34 C.F.R. § 668.174(c)(4)), (2) representing the holder or holders of at least a 25% ownership interest in the Person, including under a voting trust, power of attorney, proxy, or similar agreement, or (3) being a member of the board of directors, a general partner, the chief executive officer, or other executive officer of the Person or an entity that holds at least a 25% ownership interest in the Person, in each case as the term “ownership interest” is defined at 34 C.F.R. § 668.174(c).

“Tax Counsel” shall (i) for purposes of Section 6.2(d), have the meaning set forth on Section 8.3(b) of the Cardinal Disclosure Schedule and (ii) for purposes of Section 6.3(d), have the meaning set forth on Section 8.3(b) of the Sarg Disclosure Schedule.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Title IV” means Title IV of the HEA.

“Title IV Cardinal School” means any School that has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program.

“Title IV Program” means the programs of federal student financial assistance administered pursuant to Title IV.

“Title IV Sarg School” means any Sarg School that has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program.

“TPPPA” means a temporary provisional program participation agreement issued to a postsecondary institution, and to be countersigned by or on behalf of the secretary of the DOE evidencing such institution’s continued eligibility for and participation in Title IV Programs on an interim basis following a change in ownership or control as determined by the DOE.

“VWAP of Sarg Common Stock” means the volume weighted average price of a share of Sarg Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

8.4    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Additional Board Designees”	Section 1.6

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.4(a)

“Amended Sarg Charter”	Section 1.4(b)

“Articles of Merger”	Section 1.3(a)

“Cardinal”	Preamble

“Cardinal Adverse Recommendation Change”	Section 5.3(c)(ii)

“Cardinal 2005 Stock Plan”	Section 2.6(a)(i)

“Cardinal 2014 Equity Plan”	Section 2.6(a)(i)

“Cardinal Benefit Plan”	Section 4.11(a)

“Cardinal Board”	Section 4.3(b)

“Cardinal Book-Entry Shares”	Section 2.1(c)

“Cardinal Business Personnel”	Section 4.12(a)

“Cardinal Bylaws”	Section 4.1

“Cardinal Certificate”	Section 2.1(c)

“Cardinal Charter”	Section 4.1

“Cardinal Common Stock”	Section 2.1

“Cardinal Director Stock Option”	Section 2.6(a)(i)

“Cardinal Director RSU”	Section 2.6(b)(i)

“Cardinal Employee Stock Option”	Section 2.6(a)(iii)

“Cardinal Financial Report”	Section 5.15(b)

“Cardinal Leased Real Property”	Section 4.14(b)

“Cardinal Material Contracts”	Section 4.16(c)

“Cardinal Material Intellectual Property”	Section 4.17(d)

“Cardinal Non-Employee Stock Option”	Section 2.6(a)(i)

“Cardinal Pre-Closing Educational Consents”	Section 4.4(c)

“Cardinal Preferred Stock”	Section 4.2(a)

“Cardinal Recommendation”	Section 4.3(b)

“Cardinal Registered Intellectual Property”	Section 4.17(a)

“Cardinal RSU”	Section 2.6(b)(i)

“Cardinal SEC Documents”	Section 4.5(a)

“Cardinal SEC Financial Statements”	Section 4.5(c)

“Cardinal Stock Option”	Section 2.6(a)(i)

“Cardinal Shareholder Approval”	Section 4.3(c)

“Cardinal Shareholders Meeting”	Section 5.3(c)(i)

“Cardinal Stock Plans”	Section 2.6(a)(i)

“Cardinal Tax Opinion”	Section 6.2(d)

“Cardinal Termination Fee”	Section 7.3(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Competing Proposal”	Section 5.4(g)(i)

“Competing Proposal Notice”	Section 5.4(b)

“Compliance Date”	Section 3.18(b)

“Confidentiality Agreement”	Section 5.5(a)

“Continuing Employee”	Section 5.14(a)

“Effective Time”	Section 1.3(b)

“Exchange Agent”	Section 2.5(a)

“Exchange Fund”	Section 2.5(a)

“Exchange Ratio”	Section 2.1(b)

“FCPA”	Section 3.9(b)

“Form S-4”	Section 3.7

“Indemnitee”	Section 5.9(a)

“Intervening Event”	Section 5.4(g)(ii)

“Maximum Premium”	Section 5.9(c)

“Merger”	Section 1.1(a)

“Merger Consideration”	Section 2.1(b)

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 3.11(f)

“Negotiation Period”	Section 5.4(b)

“OFAC”	Section 3.9(e)

“Outside Date”	Section 7.1(b)(ii)

“Permits”	Section 3.10

“Plan of Merger”	Recitals

“Post-Closing 401(k) Plan”	Section 5.14(c)

“Post-Closing Plan”	Section 5.14(a)

“Sarbanes-Oxley Act”	Section 3.5(d)

“Sarg”	Preamble

“Sarg Adverse Recommendation Change”	Section 5.3(b)(ii)

“Sarg 2011 Plan”	Section 3.2(a)

“Sarg 2015 Plan”	Section 3.2(a)

“Sarg Benefit Plan”	Section 3.11(a)

“Sarg Board”	Section 3.3(b)

“Sarg Business Personnel”	Section 3.12(a)

“Sarg Bylaws”	Section 3.1

“Sarg Charter”	Section 3.1

“Sarg Common Stock”	Section 2.1(b)

“Sarg Financial Report”	Section 5.15(a)

“Sarg Leased Real Property”	Section 3.14(b)

“Sarg Material Contracts”	Section 3.16(c)

“Sarg Material Intellectual Property”	Section 3.17(d)

“Sarg Owned Real Property”	Section 3.14(a)

“Sarg Performance Restricted Stock Award”	Section 3.2(a)

“Sarg Performance Units”	Section 3.2(a)

“Sarg Preferred Stock”	Section 3.2(a)

“Sarg Real Property”	Section 3.14(c)

“Sarg Recommendation”	Section 3.3(b)

“Sarg Registered Intellectual Property”	Section 3.17(a)

“Sarg Restricted Stock Award”	Section 3.2(a)

“Sarg RSU”	Section 2.6(b)(ii)

“Sarg SEC Documents”	Section 3.5(a)

“Sarg SEC Financial Statements”	Section 3.5(c)

“Sarg Stock Option”	Section 2.6(a)(iii)

“Sarg Stockholder Approval”	Section 3.3(c)

“Sarg Stock Plans”	Section 3.2(a)

“Sarg Stockholders Meeting”	Section 5.3(b)(i)

“Sarg Tax Opinion”	Section 6.3(d)

“Sarg Termination Fee”	Section 7.3(d)

“Superior Proposal”	Section 5.4(g)(iii)

“Surviving Corporation”	Section 1.1(a)

“Takeover Laws”	Section 3.3(c)

“Transaction Litigation”	Section 5.12

“Transactions”	Section 1.1(a)

“Treasury Regulations”	Recitals

“WARN Act”	Section 3.12(b)

8.5    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7    Entire Agreement. This Agreement (together with the Exhibits, the Cardinal Disclosure Schedules, the Sarg Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Each of Cardinal and Sarg acknowledge and agree that each such party, as applicable, has not relied upon or otherwise been induced by any express or implied representations or warranties other than those set forth in Article 3 (in the case of Cardinal) and Article 4 (in the case of Sarg).

8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10    Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. In this Agreement, when determining whether an item is “material” to Cardinal or its Subsidiary or Sarg or its Subsidiary, the term “material” shall be interpreted to mean, as applicable, “Material to the business of Cardinal and its Subsidiaries, taken as a whole” or “material to the business of Sarg and its Subsidiaries, taken as a whole.”

8.11    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement, and any Proceeding arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without regard to choice or conflict of Law principles thereof; except that (i) any provisions of this Agreement which implicate the fiduciary duties of directors or officers of a Minnesota limited liability company, corporation or entity shall be governed by and in accordance with the Laws of Minnesota; (ii) to the extent the authorization, effectiveness or effect of the Merger or the Transactions are required by statute or public policy to be governed by the Laws of Minnesota, then the internal Laws of Minnesota shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Minnesota.

(b)    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Maryland state or federal court, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined any Maryland state or federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13    Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

8.14    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.15    Disclosure Schedules. The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules; provided that, notwithstanding anything to the contrary provided elsewhere herein, any item or information disclosed pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.19, 3.20, 3.21, 4.1, 4.2, 4.3, 4.4, 4.6, 4.19, 4.20, or 4.21 shall be disclosed solely in the corresponding section of the Disclosure Schedule, and not by any other section thereof or any Sarg SEC Document or Cardinal SEC Document, as applicable, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAPELLA EDUCATION COMPANY

By:	/s/ J. Kevin Gilligan
Name:	J. Kevin Gilligan
Title:	Chairman and Chief Executive Officer

STRAYER EDUCATION, INC.
By:	/s/ Robert S. Silberman
Name:	Robert S. Silberman
Title:	Executive Chairman and Director

SARG SUB INC.
By:	/s/ Viet D. Dinh
Name:	Viet D. Dinh
Title:	President and Director

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CAPELLA EDUCATION COMPANY

The following Amended and Restated Articles of Incorporation amend and restate the previous Articles of Incorporation, as amended, of Capella Education Company and shall be the Articles of Incorporation of Capella Education Company:

ARTICLE 1

Name

The name of this corporation is Capella Education Company.

ARTICLE 2

Registered Office

The address of this corporation’s registered office in this state is 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402.

ARTICLE 3

Authorized Capital

The total authorized number of shares of this corporation is 1,000 shares. All common stock will have a par value of $0.01 per share. The board of directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different class or series.

ARTICLE 4

Cumulative Voting Prohibition

Shareholders will have no rights of cumulative voting.

ARTICLE 5

Preemptive Rights Prohibition

Shareholders will have no statutory preemptive rights.

ARTICLE 6

Dissenters’ Rights Prohibition

A shareholder’s right to dissent from or obtain payment for the fair value of the shareholder’s shares are limited to the fullest extent permitted by Minnesota law. Pursuant to Minnesota Statutes Section 302A.471, subdivision 1(a) (or similar provisions of future law), a shareholder will have no right to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it: (1) alters or abolishes a preferential right of the shares; (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares; or (4) excludes or limits the right of a shareholder to vote on a matter or to cumulate votes.

ARTICLE 7

Directors Action by Written Consent

Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE 8

Shareholders Action by Written Consent

Any action required or permitted to be taken at a meeting of the shareholders may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting at which all shareholders entitled to vote were present.

ARTICLE 9

Limitation of Director Liability

To the full extent that Chapter 302A of the Minnesota Statutes, as it exists on the effective date of this Article 9 or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 9 shall not adversely affect any right or protection as a director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

* * *

Exhibit B

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

STRAYER EDUCATION, INC.

ARTICLE I

Strayer Education, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter.

ARTICLE II

The following provisions set forth in Article III are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended, with effect on the date these Articles of Amendment and Restatement are accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the “Effective Date”).

ARTICLE III

FIRST: The name of the Corporation is: STRATEGIC EDUCATION, INC.

SECOND: The purposes for which the Corporation is formed are:

(a)    To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

(b)    To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

(c)    To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

(d)    In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

THIRD: The address of the principal office of the Corporation in the State of Maryland is, 2405 York Road, Suite 201, Lutherville, Maryland 21093, c/o The Corporation Trust Incorporated.

FOURTH: The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation, and the post office address of the resident agent is 2405 York Road, Suite 201, Lutherville, Maryland 21093.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000, consisting of (a) 32,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (b) 8,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $400,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

SIXTH: The number of directors of the Corporation shall initially be one (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders.

SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)    The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

(b)    No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied.

(c)    The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

(d)    The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

(e)    With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

EIGHTH: To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article EIGHTH shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article EIGHTH shall not be construed to affect the liability of a person in any capacity other than the person’s capacity as a director or officer.

NINTH: The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

TENTH: The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

ELEVENTH: The duration of the Corporation shall be perpetual.

TWELFTH: In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

ARTICLE IV

The amendment and restatement of the charter of the Corporation set forth in Article III hereof has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

ARTICLE V

The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Articles THIRD and FOURTH of the amendment and restatement of the charter set forth in Article III hereof.

ARTICLE VI

The current number of directors of the Corporation is ten, and the names of those currently in office are as follows: Robert S. Silberman, Charlotte F. Beason, William E. Brock, John T. Casteen, Nate Fick, Robert R. Grusky, Karl McDonnell, Todd A. Milano, G. Thomas Waite, III, and J. David Wargo.

ARTICLE VII

7.1.    Immediately before the amendments set forth in Article FOURTH of the amendment and restatement of the charter set forth in Article III hereof, the Corporation has authority to issue 28,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 20,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $280,000.

7.2.    As the charter is amended, the Corporation has authority to issue 40,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 32,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $400,000.

7.3.    None of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class of the Corporation’s stock were changed by the amendments set forth in these Articles of Amendment and Restatement.

ARTICLE VIII

The undersigned [TITLE] acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned [TITLE] acknowledges that, to the best of [his] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.